UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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RigNet, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RIGNET, INC

1880 Dairy Ashford

Suite 300

Houston, Texas 77077

(281) 674-0100

March 19, 2013

Dear Stockholder:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of RigNet, Inc. (the “Company” or “RigNet”), which will be held at 10:00 a.m., Central Daylight Time, on Thursday, May 2, 2013 at the Holiday Inn at 1112 Eldridge Parkway, Houston, Texas 77077.

Whether or not you plan to attend the annual meeting, it is important that your shares be represented and voted at the meeting. We encourage you to vote your shares according to the instructions on the enclosed proxy card. If you decide to attend the meeting and vote in person, you may withdraw your proxy at that time.

This year you will be asked to vote in favor of the election of nine directors; in favor of ratifying the appointment of Deloitte & Touche LLP as the Company’s external auditors; and in favor, as an advisory vote, of the compensation of named executive officers.

To assist you in voting your shares, you will find enclosed the Notice of Annual Meeting, the 2013 Proxy Statement and our 2012 Annual Report to Stockholders, which includes the Company’s audited financial statements.

On behalf of the Board of Directors and employees of RigNet, we thank you for your continued interest in and support of the Company.

Sincerely,

/s/ James H. Browning
James H. Browning
Chairman of the Board

/s/ Mark B. Slaughter
Mark B. Slaughter
Chief Executive Officer and President

Your vote is important. Please vote promptly.

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 2, 2013

Dear Stockholder:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of RigNet, Inc., a Delaware corporation (“RigNet”), which will be held on Thursday, May 2, 2013 at 10:00 a.m., Central Daylight Time, at the Holiday Inn, 1112 Eldridge Parkway, Houston, Texas 77077. The Annual Meeting will be held for the following purposes:

1.	Elect nine directors to RigNet’s Board of Directors to serve until the 2014 Annual Meeting of Stockholders or until their respective successors have been elected;

2.	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

3.	Approve, as an advisory vote, the compensation of named executive officers; and

4.	Consider any other business as may properly come before the Annual Meeting.

Additional information regarding the Annual Meeting is set forth in the attached proxy statement.

Only stockholders of record at the close of business on March 14, 2013 are entitled to receive notice of and to vote at the Annual Meeting or any adjournments or postponement thereof. A list of our stockholders will be available for examination at the Annual Meeting and at RigNet’s Houston office at least ten days prior to the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please cast your vote, as instructed in the Proxy Materials and the Proxy Card sent to you, as promptly as possible.

By Order of the Board of Directors,

/s/ William D. Sutton
William D. Sutton
Vice President, General Counsel and Corporate Secretary

Houston, Texas

March 19, 2013

Important Notice Regarding Availability of Proxy Materials for RigNet Inc.’s

Stockholder Meeting to be Held on May 2, 2013:

our Proxy Statement and Annual Report to Stockholders are available at

www.proxydocs.com/RNET.

Your vote is important. Please vote promptly.

You may vote according to the instructions

on the enclosed Proxy Card.

RIGNET, INC.

PROXY STATEMENT FOR 2013 ANNUAL MEETING OF STOCKHOLDERS

RIGNET, INC.

1880 S. Dairy Ashford, Suite 300

Houston, Texas 77077-4760

PROXY STATEMENT

2013 Annual Meeting of Stockholders

INFORMATION ABOUT THE MEETING, VOTING AND PROXIES

Date, Time and Place of Meeting

Our Board of Directors is asking for your proxy for use at the RigNet, Inc. 2013 Annual Meeting of Stockholders (the “Annual Meeting”) or at any adjournments or postponements thereof. The Annual Meeting will be held on Thursday, May 2, 2013, at 10:00 a.m., Central Daylight Time, at the Holiday Inn, 1112 Eldridge Parkway, Houston, Texas 77077. We have first released this proxy statement to our stockholders beginning on or about March 25, 2013.

Proposals

At our 2013 Annual Meeting of Stockholders, we are asking our stockholders to consider and act upon proposals to: (1) elect nine directors to serve until our 2014 Annual Meeting; (2) ratify the appointment of Deloitte & Touche LLP as our independent auditor for the fiscal year ending December 31, 2013; and (3) approve, as an advisory vote, the compensation of named executive officers.

Record Date, Outstanding Shares and Quorum

Only stockholders of record at the close of business on March 14, 2013 (the “Record Date”) are entitled to notice of, and to vote at the Annual Meeting. As of the Record Date, there were 15,821,999 outstanding shares entitled to vote at the Annual Meeting. The presence, in person or by proxy, of the holders as of the Record Date of a majority of our outstanding shares is necessary to constitute a quorum for purposes of voting on the proposals at the Annual Meeting. Withheld votes will count as present for purposes of establishing a quorum on the proposals.

If by the date of the Annual Meeting we do not receive sufficient shares to constitute a quorum or approve one or more of the proposals, the Chair of the Annual Meeting, or the persons named as proxies, may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies. The persons named as proxies would typically exercise their authority to vote in favor of adjournment.

Voting

If you are a holder of our common stock, you are entitled to one vote at the Annual Meeting for each share that you held as of the Record Date. Cumulative voting for directors is not permitted. The Inspector of Elections appointed for the Annual Meeting will tabulate all votes.

You may vote in person at the Annual Meeting or by proxy. Even if you plan to attend the Annual Meeting, we encourage you to vote your proxy card in advance of the Annual Meeting. If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the meeting. However, please note that if your shares are held in “street name” (in the name of a broker or by a bank or other nominee), you are considered the beneficial owner of these shares and proxy materials are being forwarded to you by your broker or nominee, which is considered, with respect to these shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker how to vote; however, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain from your brokerage firm an account statement, letter or other evidence satisfactory to us of your beneficial ownership of the shares. Please vote your proxy by mail as soon as possible so that your shares may be represented at the Annual Meeting.

Revoking Your Proxy

If you submit your proxy by mail, you may still revoke it at any time before voting takes place at the Annual Meeting. If you are the record holder of your shares and wish to revoke your proxy, you may revoke it as follows: (i) by delivering, before or at the Annual Meeting, a new proxy with a later date; (ii) by delivering, on or before the business day prior to the Annual Meeting, a notice of revocation to our Corporate Secretary at the address set forth in the notice of the Annual Meeting; (iii) by attending the Annual Meeting in person and voting, although your attendance at the Annual Meeting, without actually voting, will not by itself revoke a previously granted proxy; or (iv) if you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions.

If you sign and return your proxy card but do not give any voting instructions, your shares will be voted in favor of the election of each of the director nominees listed in Proposal 1 and in favor of Proposals 2 and 3. As far as we know, no other matters will be presented at the Annual Meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their judgment.

Soliciting Proxies

RigNet will pay all expenses of soliciting proxies to be voted at the Annual Meeting. After the proxies are initially distributed, RigNet and its officers, directors and employees (who will not receive any additional compensation for any solicitation of proxies) may also solicit proxies by mail, electronic mail, telephone or in person. We will ask brokers, custodians, nominees and other record holders to forward copies of the proxy materials to beneficial owners for whom they hold shares.

Annual Report on Form 10-K and Additional Materials

The Notice of Annual Meeting, this Proxy Statement and our Annual Report for the year ended December 31, 2012 have been made available to all stockholders entitled to vote at the Annual Meeting. These materials may also be viewed at www.proxydocs.com/RNET.

Unless the context requires otherwise, the terms “RigNet,” the “Company,” “our,” “we,” “us” and similar terms refer to RigNet, Inc., together with its consolidated subsidiaries.

OUR BOARD OF DIRECTORS AND NOMINEES

Our Board of Directors currently consists of nine directors, each of whom has a term that expires at the Annual Meeting. Each of our current Board members has been nominated to stand for re-election at the Annual Meeting. Each director elected at the Annual Meeting to our Board of Directors will serve in such capacity until his or her term expires at our next annual meeting or his or her successor has been duly elected and qualified, subject to their earlier death, resignation or removal. All directors, other than our Chief Executive Officer (“CEO”), Mark Slaughter, were “independent directors” and met the independence requirements under the listing standards of the NASDAQ. There are no family relationships among any of our directors or executive officers.

At the Annual Meeting, our stockholders will consider and act upon a proposal to elect nine directors to our Board of Directors to serve until the 2014 Annual Meeting of Stockholders. Each of the nominees has consented to serve as a director if so elected. The persons named as proxies in the accompanying proxy card, who have been designated by our Board of Directors, intend to vote FOR the election of the director nominees unless otherwise instructed by a stockholder in a proxy card. If these nominees become unable for any reason to stand for election as a director, the persons named as proxies in the accompanying proxy card will vote for the election of such other person or persons as our Board of Directors may recommend and propose to replace such nominee or nominees.

Director Nominees

Information concerning the nine director nominees is set forth below.

Name	Age	Position with Our Company	Director Since
Mark B. Slaughter	54	Chief Executive Officer, President and Director	2010
James H. Browning	63	Chairman, Independent Director	2010
Charles L. Davis	47	Independent Director	2005
Ditlef de Vibe	58	Independent Director	2011
Kevin Mulloy	54	Independent Director	2012
Kevin Neveu	52	Independent Director	2004
Kevin J. O’Hara	52	Independent Director	2010
Keith Olsen	56	Independent Director	2010
Brent K. Whittington	42	Independent Director	2010

Mark B. Slaughter has served as the CEO and President since August 2007 and a Director since the completion of our initial public offering (“IPO”) in December 2010. Prior to that, Mr. Slaughter served as our President and Chief Operating Officer from January 2007 to July 2007. Prior to joining us, Mr. Slaughter served as Vice President and General Manager for Security Services Americas, a division of United Technologies Corporation from July 2005 to December 2006 and as President, Broadband Division for Stratos Global Corporation, now part of Inmarsat Solutions, from January 2003 to December 2004. Mr. Slaughter is a graduate of United Technologies’ Executive Program at the University of Virginia’s Darden Graduate School of Business and has attended Stanford Law School’s Directors’ College. He received an A.B. in General Studies, C.L.G.S., concentration in Economics, from Harvard College and an MBA from Stanford’s Graduate School of Business. Mr. Slaughter brings an intimate knowledge of our business and our industry to our Board.

James H. Browning has served as a Director and Chairman of our Audit Committee since December 2010 when we completed our IPO. From March 7, 2012 to May 16, 2012, Mr. Browning served as Co-Chairman of our Board. Mr. Browning continued to serve as the Chairman of our Board since May 16, 2012. Mr. Browning served as a partner at KPMG LLP, an international accounting firm, from July 1980 until his retirement in September 2009. Mr. Browning began his career at KPMG LLP in 1971, becoming a partner in 1980. Mr. Browning most recently served as KPMG’s Southwest Area Professional Practice Partner in Houston. Mr. Browning has also served as an SEC Reviewing Partner and as Partner in Charge of KPMG LLP’s New Orleans audit practice. Mr. Browning received a B.S. degree in Business Administration from Louisiana State University and is a Certified Public Accountant. He currently serves on the Board, the Audit Committee and the Governance and Nominating Committee of Texas Capital Bancshares, Inc., a publicly traded financial holding company. Mr. Browning brings a wealth of knowledge dealing with financial and accounting matters to our Board as well as extensive knowledge of the role of public company boards of directors.

Charles L. Davis has served as a member of our Board of Directors since June 2005. Mr. Davis has been a partner in Houston Ventures, formerly known as SMH Private Equity Group, a United States based investment firm that funds companies that apply technology solutions in the energy sector, since December 2004. Mr. Davis received a Bachelor’s degree in Business from Washington and Lee University and is a Certified Public Accountant in the Commonwealth of Virginia. Mr. Davis brings experience in finance, accounting and investment banking to our Board as well as a wealth of experience in the energy industry.

Ditlef de Vibe has served on our Board since May 2011. From 2001 to 2011, Mr. de Vibe served as managing partner of Kistefos Venture Capital, a venture capital firm that primarily invests in the IT and telecommunications industries. Since leaving Kistefos Venture Capital, Mr. de Vibe’s principal occupation is an independent investor and board member for several private Norwegian companies. From 2007 to 2008, Mr. de Vibe also served as Chief Executive Officer of Global IP Solutions (GIPS) Holdings AB, a company that was publicly traded in Norway until its sale to Google, Inc. From 1996 to 2001, Mr. de Vibe served in various capacities with IBM, including IBM’s Director of Network Outsourcing EMEA from 1999 to 2001, Director of Network Service Sales EMEA from 1998 to 1999, and

Director of Network Outsourcing Services EMEA from 1996 to 1998. He holds a Master of Science degree from the University of Oslo. Mr. de Vibe brings a wealth of experience in IT and telecommunications along with extensive operational and commercial competencies.

Kevin Mulloy has served as a Director since March 2012. Mr. Mulloy has served as Executive Vice President of Corporate Development at Presidio, Inc., an advanced information technology professional and managed service company, since July 2011. Prior to that, Mr. Mulloy served as President of Presidio Managed Networks, the managed services business at Presidio, from June 2008 to July 2011, and from September 2007 to June 2008 he served as the Executive Vice President of Operational Strategy for Presidio. For the five years prior to joining Presidio, Mr. Mulloy held leadership roles with Intelsat S.A., a provider of satellite services worldwide, including President of Intelsat Global Service Corporation from January 2003 to February 2006 and Senior Vice President of Strategy, Business Development and M&A from January 2001 to January 2003. Mr. Mulloy’s experience also includes ten years with McKinsey & Company, a management consulting firm; three years with Gould Inc., an aerospace and defense company; and more than five years in the United States Navy, serving in the Surface Nuclear Propulsion branch of the Navy. Mr. Mulloy has a BSME from the US Naval Academy and an MBA from Wharton, University of Pennsylvania. Mr. Mulloy brings extensive operational satellite, telecommunications and information technology infrastructure experience to the Board.

Kevin Neveu has served as a member of our Board of Directors since September 2004. Mr. Neveu was appointed Chief Executive Officer and director of Precision Drilling Corporation in August 2007 and became President and CEO in January 2009. Prior to joining Precision, Mr. Neveu was President of the Rig Solutions Group of National Oilwell Varco, responsible for the company’s drilling business from May 2002 to August 2007 and President of its Downhole Tools Business from January 1999 to May 2002. Over the prior 25 years, Mr. Neveu held senior management positions in London, Moscow, Houston, Edmonton, and Calgary with National Oilwell Varco and its predecessor companies. Mr. Neveu also serves as a director of Bonanza Creek Energy, Inc. since March 2011, Heart and Stroke Foundation of Alberta since December 2009 and was appointed a Member of the Board of Directors and a Member of the Executive Committee of the International Association of Drilling Contractors, Houston, Texas in January 2010. Mr. Neveu holds a Bachelor of Science degree and is a graduate of the Faculty of Engineering from the University of Alberta. Mr. Neveu is a professional engineer, as designated by the Association of Professional Engineers, Geologists and Geophysicists of Alberta. In 2002, Mr. Neveu completed the Advanced Management Program at the Harvard Business School. Mr. Neveu brings a wealth of knowledge of the energy industry and international operations to our Board as well as experience running a public company and being on a public company board.

Kevin J. O’Hara has served as a Director since December 2010 when we completed our IPO. Mr. O’Hara currently serves as Chief Executive Office and director of Integra, a communications provider. He served on its Board since December 2009, was appointed chairman of the board in March 2011 and was named CEO in December 2011. Prior to joining Integra, he was a co-founder and Chairman of the Board of Troppus Software Corporation, an early stage software company providing technical solutions to service providers that support home technology and networks, from March 2009 until it was acquired by a major service provider in January 2011. Since January 2011, Mr. O’Hara has also served on the Board of Directors of Elemental Technologies, Inc. and in August 2011 he was named Chairman. Elemental Technologies, Inc., a leading provider of massively parallel video processing solutions for broadcast and on-line video customers. Prior to that, Mr. O’Hara was a co-founder of Level 3 Communications, Inc., a provider of IP-based communications services to enterprise, content, government and wholesale customers, and served as its President from July 2000 to March 2008 and as the Chief Operating Officer of Level 3 Communications, Inc. from March 1998 to March 2008. From August 1997 to July 2000, Mr. O’Hara served as Executive Vice President of Level 3 Communications, Inc. Prior to that, Mr. O’Hara served as President and Chief Executive Officer of MFS Global Network Services, Inc. from 1995 to 1997, and as Senior Vice President of MFS and President of MFS Development, Inc. from October 1992 to August 1995. From 1990 to 1992, he was a Vice President of MFS Telecom, Inc. Mr. O’Hara has a Master of Business Administration from the University of Chicago and a Bachelor of Science in Electrical Engineering from Drexel University. Mr. O’Hara brings a wealth of experience in the communications industry to our Board as well as experience running a public company.

Keith Olsen has served as a Director since December 2010 when we completed our IPO. Mr. Olsen served as Chief Executive Officer, President and Director of Switch and Data Facilities Company, Inc., a provider of network-neutral data centers that house, power and interconnect the Internet, from February 2004 to May 2010, when Switch and Data Facilities Company, Inc. was acquired by Equinix, Inc. Prior to that, Mr. Olsen served as a Vice President of AT&T, where he was responsible for indirect sales and global sales channel management from May 1993 to February

2004. From 1986 to 1993, Mr. Olsen served as Vice President of Graphnet, Inc., a provider of integrated data messaging technology and services. Mr. Olsen has a Bachelor’s degree from the State University of New York, Geneseo. Mr. Olsen brings experience in running a public company to our Board as well as a wealth of experience in the communications industry.

Brent K. Whittington has served as a Director since December 2010 when we completed our IPO. Mr. Whittington has served as the Chief Operating Officer of Windstream Corporation, a publicly-traded communications company providing phone, high-speed Internet and high-definition digital TV services, since August 2009. Prior to that, Mr. Whittington served as the Executive Vice President and Chief Financial Officer of Windstream Corporation from July 2006 to August 2009. From December 2005 to July 2006, Mr. Whittington served as Executive Vice President and Chief Financial Officer of Windstream Corporation’s predecessor, Alltel Holding Corp. From 2002 to August 2005, Mr. Whittington served as Vice President of Finance and Accounting of Alltel Corporation, parent company of Alltel Holding Corp and, from August 2005 to December 2005, Mr. Whittington also served as the Senior Vice President-Operations Support of Alltel Corporation. Prior to joining Alltel, Mr. Whittington was with Arthur Andersen LLP for over eight years. Mr. Whittington has a degree in accounting from the University of Arkansas at Little Rock. Mr. Whittington brings experience in finance and accounting to our Board as well as a wealth of experience in the communications industry.

OUR EXECUTIVE OFFICERS

The following table provides information regarding our executive officers.

Name	Age	Position with Our Company
Mark B. Slaughter	54	Chief Executive Officer and President
Martin Jimmerson	49	Chief Financial Officer
William Sutton	59	Vice President, General Counsel & Corporate Secretary
Hector Maytorena	52	Vice President & General Manager, Eastern Hemisphere
Morten Hagland Hansen	40	Vice President, Business Services

Mark Slaughter has served as our Chief Executive Officer and President since August 2007. See his biographical summary presented earlier in this proxy statement under the heading “Our Board of Directors and Nominees – Director Nominees.”

Martin Jimmerson has served as our Chief Financial Officer since November 2006. Prior to that, Mr. Jimmerson served as Chief Financial Officer for River Oaks Imaging & Diagnostic, LP from November 2002 to December 2005. Mr. Jimmerson received a B.A. degree in accounting from Baylor University.

William Sutton has served as our Vice President, General Counsel and Corporate Secretary since May 2009. Prior to that, Mr. Sutton served as our Vice President and General Counsel from March 2008 through May 2009. Mr. Sutton served as Chairman for Sweeten & Sutton Brokerage, Inc. from March 2007 to February 2008 and President and Chief Executive Officer for Abbey SA, LP from April 2004 to October 2006. He has attended Stanford Law School’s Directors’ College. Mr. Sutton received a Bachelor of Business Administration degree from the University of Texas at Austin and a Juris Doctorate from the University of Houston.

Hector Maytorena has served as our Vice President & General Manager, Eastern Hemisphere since April 1, 2012. Prior to that, Mr. Maytorena served as our Vice President & General Manager, Western Hemisphere since November 2009 and as Vice President, Global Sales & Marketing from November 2007 to October 2009. Prior to joining RigNet, he served as General Manager of Southeast Texas for United Technologies’ UTC Fire & Security (operating under the Chubb Security and Redhawk brands) from November 2006 to November 2007 and Director of Sales at Chubb Security USA from August 2005 to November 2006. Prior to that role, Mr. Maytorena served in various leadership roles at Stratos Global Corporation’s Broadband Division with his last assignment as Director of Global Sales and Marketing from November 2002 to August 2005. Mr. Maytorena is a graduate of United Technologies’ Emerging Leaders Program at the University of Virginia’s Darden Graduate School of Business and has completed an executive education course in Emerging Growth Companies at Stanford University’s Graduate School of Business.

Morten Hagland Hansen has served as our Vice President, Business Services since February 2013. Prior to that, Mr. Hansen served as our Vice President, Global Engineering and Operations from July 2011 through January 2013, Vice President, Global Engineering from February 2009 to July 2011, and Director of Global Engineering from January 2007 to February 2009. Prior to joining RigNet in 2001, he had experience in information technology and telecoms engineering, design and deployment. Mr. Hansen recently completed an executive education course in Customer-Focused Innovation at Stanford University’s Graduate School of Business.

CORPORATE GOVERNANCE

Code of Ethics

We have adopted a code of business conduct and ethics applicable to our principal executive, financial and accounting officers and all persons performing similar functions. A copy of that code is available on our corporate website at http://investor.rig.net/governance.cfm.

Composition of the Board of Directors

Our Board of Directors currently consists of nine members, eight of whom are non-employee members. Mr. Slaughter, who serves as the CEO and President, also serves as a director. Each director holds office until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Our by-laws permit our Board of Directors to establish by resolution the authorized number of directors.

With respect to the Annual Meeting, we have nine nominees and nine available board seats. A board member may be removed outside of the normal election process for cause by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of our directors. Each properly executed proxy received in time for the Annual Meeting will be voted as specified therein. The nine nominees receiving the most votes cast at the Annual Meeting will be elected to our Board of Directors.

Board Leadership Structure and Role in Risk Oversight

Currently, we separate the role of Chairman and Chief Executive Officer. In addition, each of the committees of our Board is presently chaired by an independent director. The Chief Executive Officer is responsible for setting the strategic direction for the company and the day to day leadership and performance of the company, while the Chairman of the Board provides guidance to the Chief Executive Officer, approves the agenda for Board meetings, and presides over meetings of the full Board. The independent members of the Board also regularly meet in executive session without management present. The Board believes this separation is appropriate at this time because of our public status. Our Board does not have a policy on whether or not the roles of Chairman of the Board and Chief Executive Officer should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee or former employee. The Board believes that it should be free to make a choice from time to time in any manner that it believes is in the best interests of our Company and our stockholders at that time. The Board actively oversees management, particularly through regular conferences between the Chief Executive Officer and the Chairman. The Board reviews the Chairman of the Board position annually after the annual meeting of stockholders.

The Board seeks to assess major risks facing our Company and options for their mitigation in order to promote our stockholders’ and other stakeholders’ long-term interests. The Board oversees risk by actively reviewing material management decisions in this area and through the Corporate Governance and Nominating Committee, which actively monitors enterprise risk. The Board regularly reviews risk management practices in such areas as credit risk, liquidity risk, operational risk and compliance risk by obtaining detailed reports from management, continuous dialogues with management, and providing input on material corporate decisions in these areas. The Board, primarily through the Audit Committee, also reviews financial and accounting risks through regular meetings with our outside independent accounting firm. The Board, primarily through the Corporate Governance and Nominating Committee, also reviews the assessment and implementation of risk-based controls for our business activities which involve material risk to us and our stockholders. The Board, primarily through the Compensation Committee, also reviews risks associated with our compensation plans and arrangements. The extent of the Board’s oversight function has the effect of solidifying the Board’s leadership structure by providing knowledge and input into material risk decisions.

Director Independence

Our Board of Directors has reviewed the independence of each director and considered whether any director had or has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our Board of Director has determined that Messrs. Browning, Davis, de Vibe, Mulloy, Neveu, O’Hara, Olsen, and Whittington qualify as “independent” in accordance with the published listing standards of the NASDAQ. Mr. Slaughter is not independent by virtue of his role as CEO and President of our Company.

In addition, the members of the Audit Committee of our Board of Directors each qualify as “independent” under standards established by the Securities and Exchange Commission (“SEC”) for members of audit committees, and the Audit Committee includes at least one member who is determined by our Board of Directors to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules. Mr. Browning and Mr. Whittington are independent directors who have been determined to be audit committee financial experts. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Browning’s and Mr. Whittington’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose on them any duties, obligations or liability that are greater than are generally imposed on them as members of the Audit Committee and Board of Directors, and their designation as audit committee financial experts pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or Board of Directors.

Policy Governing Director Qualifications and Nominations

Our Company seeks directors who possess, at a minimum, the qualifications and skills described below as set forth in our Policy Governing Director Qualifications and Nominations. Our Company considers diversity in its nomination of directors, and in its assessment of the effectiveness of the Board and its committees. In considering diversity, we evaluate each director candidate in the context of the overall composition and needs of our Board, with the objective of recommending a group that can best manage the business and affairs of the Company and represent stockholder interests using its diversity of experience. Our Corporate Governance and Nominating Committee will consider these and other qualifications, skills, and attributes when recommending candidates to our Board.

At a minimum, our Corporate Governance and Nominating Committee must be satisfied that each Committee-recommended nominee meets the following minimum qualifications:

•	The candidate shall exhibit high standards of integrity, commitment, and independence of thought and judgment.

•	The candidate shall be committed to representing the long-term interests of our Company’s stockholders.

•	The candidate shall have sufficient time and availability to devote to the affairs of our Company, particularly in light of the number of boards on which the nominee may serve.

•	To the extent the candidate serves or has previously served on other boards, the candidate shall have a demonstrated history of contributing at board meetings.

•	The candidate meets any other minimum qualifications and other criteria for Board membership approved by our Board from time to time.

In addition to the minimum qualifications for each candidate set forth above, our Corporate Governance and Nominating Committee shall recommend that our Board select persons for nomination to help ensure that:

•

A majority of the Board is “independent” in accordance with the standards, if any, promulgated by the SEC, or any exchange upon which securities of our Company are traded, and any governmental or regulatory body exercising authority over our Company.

•	Each of our Audit, Compensation, and Corporate Governance and Nominating Committees are comprised entirely of independent directors.

•

At least one member of our Audit Committee shall have such experience, education and other qualifications necessary to qualify as an “audit committee financial expert” as defined by the rules of the SEC.

In addition to any other standards our Corporate Governance and Nominating Committee may deem appropriate from time to time for the overall structure and composition of our Board, the Committee may consider the following factors when selecting and recommending that our Board select persons for nomination:

•	Whether the candidate has direct experience in our Company’s industry or in the markets in which our Company operates.

•	Whether the candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience.

•	Whether the candidate has experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing.

•	Whether the candidate is accomplished in his or her respective field, with strong credentials and recognition.

•	Whether the candidate is well regarded in the community.

Communications to Our Board of Directors

Our Board of Directors has a process in place for communication with stockholders. Stockholders should initiate any communications with our Board in writing and send them to our Board of Directors c/o William Sutton, Vice President, General Counsel and Corporate Secretary, RigNet, Inc., 1880 S. Dairy Ashford, Suite 300, Houston, Texas 77077-4760. All such communications will be forwarded to the appropriate directors. This centralized process will assist our Board of Directors in reviewing and responding to stockholder communications in an appropriate manner. If a stockholder wishes for a particular director or directors to receive any such communication; the stockholder must specify the name or names of any specific Board recipient or recipients in the communication. Communications to our Board of Directors must include the number of shares owned by the stockholder as well as the stockholder’s name, address, telephone number and email address, if any.

Meetings of Our Board of Directors and Attendance at Annual Meetings

During 2012, our Board of Directors held 8 regular meetings, including our last annual meeting. The standing Committees of our Board of Directors held an aggregate of 25 meetings during this period. Each director attended at least 75.0% of the aggregate number of meetings of the Board and Committees on which they served.

Committees of Our Board of Directors

Our Board of Directors currently has standing Audit, Compensation, Corporate Governance and Nominating and Corporate Development Committees. Each member of the Audit, Compensation and Corporate Governance and Nominating Committee is an independent director in accordance with the NASDAQ listing standards described above and applicable SEC regulations. Our Board of Directors has adopted a written charter for each of these Committees, which sets forth each Committee’s purposes, responsibilities and authority. These committee charters are available on our website at http://investor.rig.net/governance.cfm.

Audit Committee

The Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities to the Company and our stockholders by overseeing the quality and integrity of our financial reporting; accounting policies and procedures; disclosure controls and procedures; compliance with legal and regulatory requirements; independent auditor qualifications, independence and performance; and the internal audit function. During 2012, the Audit Committee held 8 meetings. The Audit Committee is currently comprised of three directors: Messrs. Browning (Chairman), Mulloy and Whittington. Each member of the Audit Committee is “independent” as defined by the NASDAQ listing standards and applicable SEC rules, and is financially literate. Mr. Browning and Mr. Whittington have each been designated as an “audit committee financial expert”.

The report of our Audit Committee appears under the heading “Report of the Audit Committee” below.

Compensation Committee

The Compensation Committee’s primary responsibilities are to: (i) review and recommend for Board approval the compensation arrangements for the CEO, (ii) review and recommend for Board approval compensation for our directors, (iii) make recommendations to the Board with respect to the non-CEO executive officers of our Company, (iv) to consider, recommend, administer and implement Board approved compensation plans, policies and programs including incentive-compensation and long-term incentive plans, and (v) reviewing succession planning for our executive officers. The Compensation Committee also oversees the preparation of a report on executive compensation for inclusion in the annual proxy statement.

During 2012, the Compensation Committee held 7 meetings. The Compensation Committee is currently comprised of four directors: Messrs. Olsen (Chairman), Davis, Neveu and O’Hara. Each of the Compensation Committee members is “independent” as defined by the current NASDAQ listing standards. All Compensation Committee members are also “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934, as amended (“Exchange Act”). The report of our Compensation Committee appears under the heading “Compensation Committee Report” below.

Procedures and Processes for Determining Compensation - Please refer to “Compensation Discussion and Analysis, The Compensation Committee,” below for a discussion of the Compensation Committee’s procedures and processes for making compensation determinations.

Compensation Committee Interlocks and Insider Participation - No member of the Compensation Committee has any relationship with our Company that is required to be disclosed in any of the reports that we file with the SEC other than service on our Board of Directors. None of our named executive officers serves as a member of the Board of Directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee’s primary responsibilities are (i) assist our Board of Directors in identifying prospective director nominees and recommending nominees for each annual meeting of the stockholders to the Board of Directors, (ii) review developments in corporate governance practices and developing and recommending governance guidelines, code of conduct, and compliance mechanisms applicable to the Company, (iii) provide ongoing review of risk performance and exposure company-wide in the enterprise risk categories including operational, technological, compliance, reputational and political (it being understood that the Audit Committee will provide ongoing review of financial risk management categories), and (iv) ensure the existence and capability of risk management systems and control including business continuity in all critical business activities and enterprise risk categories. In the prior year, the Committee also reviewed and recommended for Board approval compensation for our directors. This responsibility has been transferred to the Compensation Committee.

The Committee will evaluate each nominee based upon a consideration of a nominee’s qualification as independent and consideration of diversity, age, skills and experience in the context of the needs of the Board of Directors as described in our Corporate Governance Guidelines. The Corporate Governance and Nominating Committee may rely on various sources to identify director nominees. These include input from directors, management, professional search firms and others that the Committee feels are reliable.

Stockholders may recommend director candidates for consideration by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee will consider such suggestions made by stockholders in the same manner as other candidates. Any such suggestions should be submitted to the Chairman of the Corporate Governance and Nominating Committee, c/o William Sutton, Vice President, General Counsel and Corporate Secretary, RigNet, Inc., 1880 S. Dairy Ashford, Suite 300, Houston, Texas 77077-4760. The written request must include the candidate’s name, contact information, biographical information and qualifications. The request must also include the potential candidate’s written consent to being a nominee and to serving as a director if nominated and elected. Additional information may be requested from time to time by the committee from the nominee or the stockholder or group of stockholders. Stockholder nominations that seek to bypass the consideration of the Corporate Governance and Nominating Committee must follow the procedures set forth in our bylaws, which are summarized below in the Section entitled “Stockholder Proposals and Nominations for the 2014 Annual Meeting of the Stockholders.”

In 2012, the Corporate Governance and Nominating Committee held 6 meetings. The Corporate Governance and Nominating Committee is currently comprised of four directors: Messrs. Neveu (Chairman), Browning, Davis and Olsen, who are all “independent”, as defined by the NASDAQ listing standards.

Corporate Development Committee

In addition to the committees described above, our Board established the Corporate Development Committee in May 2012. This committee assists our Board of Directors in providing oversight and guidance to our management related to (i) the evaluation of corporate development opportunities and (ii) strategies and processes regarding merger and acquisition initiatives. During 2012, the Corporate Development Committee held 4 meetings. The Corporate Development Committee is currently comprised of four independent directors: Messrs. Davis (Chairman), de Vibe, Mulloy and Whittington.

Report of the Audit Committee

The Audit Committee oversees the financial reporting process of the Company on behalf of its Board of Directors. Management has the primary responsibility for the preparation of the financial statements and the reporting process, including the systems of internal control.

With respect to the financial statements for the year ended December 31, 2012, the Audit Committee reviewed and discussed the financial statements of RigNet, Inc. and the quality of financial reporting with management and the independent auditor. It also discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and received from the independent auditor the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified or supplemented and as adopted by the Public Company Accounting Oversight Board in Rule 3600T. Additionally, the Audit Committee has discussed with the independent auditor their independence with respect to the Company. The Audit Committee determined that the non-audit services provided to RigNet by the independent auditor (discussed below under “Proposal Two: Ratification of Independent Public Accountants”) are compatible with maintaining the independence of the independent auditor.

Based on the reviews and discussions described above, the Audit Committee recommended to our Board of Directors that the financial statements of RigNet, Inc. be included in the Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

Submitted By:

Audit Committee

James H. Browning, Chairman Kevin Mulloy Brent K. Whittington

This Report of the Audit Committee is not “soliciting material” and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Act of 1934, as amended, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

DIRECTOR COMPENSATION

Summary of Non-Employee Director Compensation

The CEO does not receive any compensation specifically related to his service on our Board of Directors. The following summarizes the compensation of each non-employee member of our Board of Directors for the fiscal year ended December 31, 2012.

Our Board of Directors has implemented a compensation policy applicable to all of our non-employee directors, which provides all non-employee directors the following compensation for board and committee services:

•	an annual retainer paid in cash in an amount equal to $9,000 per quarter;

•	an annual equity award of restricted stock in an amount to be approved by the Board or, at the option of our Company, an equivalent payment in cash;

•	$1,500 for each Board meeting attended in person if traveling within North America or telephonically or $4,500 for each meeting attended in person if traveling from outside North America; and

•	$1,000 for each committee meeting attended.

In addition, this compensation policy provides that the chairman of our Audit Committee will receive an additional annual retainer of $10,000; the chairman of the Compensation Committee will receive an additional annual retainer of $7,500; the chairman of the Corporate Governance and Nominating committee will receive an additional annual retainer of $5,000; the chairman of the Corporate Development committee will receive an additional annual retainer of $5,000; and the non-executive chairman of the Board of Directors will receive an additional annual retainer of $50,000. Retainers and meeting fees are paid at the end of each quarter on a pro rata basis for any partial service periods.

The following table summarizes the compensation of each non-employee member of our Board of Directors in 2012:

Name (1)	Fees Earned or Paid in Cash (2)	Stock Awards (3) (4)	Total
James H. Browning	$103,319	$71,907	$175,226
Charles L. Davis	68,132	71,907	140,039
Ditlef de Vibe	71,000	50,576	121,576
Kevin Mulloy	49,874	60,410	110,284
Kevin Neveu	65,934	71,907	137,841
Kevin J. O’Hara	52,500	71,907	124,407
Keith Olsen	62,698	71,907	134,605
Brent K. Whittington	58,500	71,907	130,407
Thomas M. Matthews	47,500	21,331	68,831

(1)	Each non-employee director listed above served as a director for all of 2012, except Mr. Mulloy who joined our Board March 7, 2012 and Mr. Matthews whose term expired at our last annual meeting which took place on May 16, 2012.

(2)	Amounts reflect annual retainers and board and committee fees earned by the directors during 2012.

(3)	Reflects the aggregate grant date fair value for restricted stock granted in 2012 computed in accordance with FASB ASC Topic 718. Information about the assumptions used to value these awards can be found in Note 11 to the consolidated financial statements in the Form 10-K for the fiscal year ended December 31, 2012. As of December 31, 2012, each director had 6,238 shares of restricted stock outstanding, except for Messrs. de Vibe and Mulloy who had 4,560 and 3,778 shares of restricted stock outstanding, respectively.

(4)	During 2012, equity awards were made to align all Director stock awards with their term of office rather than on the basis of the Company’s fiscal year. The 2012 equity awards include compensation for the period of service from December 15, 2011 to May 16, 2012 and from May 16, 2012 until the next annual stockholder meeting. Each Director serving during the entire period December 15, 2011 to May 16, 2012, except Mr. de Vibe whose previous stock award coincided with his term of office, received 1,334 shares which vested immediately. Mr. Mulloy, who joined the Board on March 7, 2012, was awarded 615 shares for his services from that date to May 16, 2012. In addition, Mr. Matthews’ unvested portion of this 2011 stock award was amended to vest upon completion of his term of office on May 16, 2012.

The table above reflects all compensation received by our non-employee directors from us in 2012. The Company does not provide a pension plan for non-employee directors. None of the directors received preferential, above-market earnings or deferred compensation.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis addresses the following topics:

•	the role of our Compensation Committee in establishing executive compensation;
•	our process for setting executive compensation;
•	our compensation philosophy and policies regarding executive compensation; and
•	our compensation decisions for fiscal year 2012 with respect to our named executive officers.

This section of the proxy also describes the compensation paid to our 2012 named executive officers:

•	Mark B. Slaughter – Chief Executive Officer and President
•	Martin Jimmerson – Chief Financial Officer
•	William Sutton – Vice President, General Counsel & Corporate Secretary
•	Hector Maytorena – Vice President & General Manager, Eastern Hemisphere
•	Morten Hagland Hansen – Vice President, Business Services

The compensation programs described, however, apply more broadly to other officers and management personnel at the Company, with appropriate changes to reflect different levels and types of responsibility. The Company believes this approach helps to align RigNet employees into a unified team committed to the Company’s corporate objectives.

The Compensation Committee

The Compensation Committee of the Board of Directors (the “Compensation Committee” or “Committee”) assists the Board in fulfilling its duties relating to compensation matters. The fundamental responsibilities of the Committee are to:

•	develop RigNet’s compensation objectives and philosophy;
•	review and oversee the incentive compensation and equity plans;
•	review performance goals, objectives and policies relevant to executive compensation;
•	review performance goals, objectives and policies relevant to Board compensation;
•	evaluate executive performance in light of those goals to determine compensation levels;
•	evaluate Board performance in light of those goals to determine compensation levels;
•

set compensation levels and review awards under incentive compensation plans that are consistent with our compensation philosophy and the performance of our Company, its senior management, employees and the Board;

•	review and approve disclosures relating to compensation; and
•	oversee succession planning for the CEO and our named executive officers.

The Compensation Committee may form and delegate its authority to one or more subcommittees as it deems necessary or advisable from time to time, provided, that any such subcommittee must report any actions taken by it to the full Compensation Committee at its next regularly scheduled meeting.

The Board approves all compensation plans and compensation arrangements for our named executive officers based upon Compensation Committee recommendations.

The Compensation Setting Process

Our Compensation Committee holds regularly scheduled meetings which coincide with our Board meetings. It also holds additional meetings as required to carry out its duties. The Committee Chairman works with our management to establish each meeting agenda.

At its meetings, the Committee:

•	reviews and updates the Company’s compensation strategy and objectives;
•	considers and reviews changes in compensation elements for the upcoming year;
•	reviews actual results compared to the pre-established performance metrics for the current year to determine annual cash incentive awards for our named executive officers and total awards authorized;
•	reviews equity awards, either in the form of restricted stock grants or stock option awards or both;
•	reviews company performance metrics under our short-term incentive compensation plans for the upcoming year;
•	reviews Board performance and evaluates the compensation paid to our independent directors and makes recommendations for adjustments to the Board; and
•	reviews the performance of our CEO.

Role of Compensation Consultant

The Committee’s Charter grants the Committee the sole and direct authority to retain and terminate compensation advisors and to approve their fees. All such advisors report directly to the Compensation Committee and all assignments are directed by the Committee Chairman. In 2011, the Committee engaged Cogent Compensation Partners, which has subsequently been acquired by Frederic W. Cook & Co., Inc. (“Cogent”), as the Committee’s independent compensation consultant to assist the Committee in assessing and determining competitive compensation packages for our named executive officers. The Committee did not engage a compensation consultant in connection with setting compensation for 2012.

In this capacity, Cogent has, from time to time at the Committee’s request and under the direction of the Committee Chairman, assembled information regarding:

•	compensation trends in the telecommunication and oil and gas service industries; and
•	relative compensation for similarly-situated executive officers of companies within these groups as well as of other companies with revenues, transactions or growth trends comparable to our Company.

While the Committee relies on data provided by Cogent to assess the reasonableness of our named executive officers’ total compensation, it also considers a number of other factors including:

•	historical compensation levels;
•	specific role the executive plays within our Company;
•	performance of the executive; and
•	relative compensation levels among our named executive officers.

In 2011, we established our compensation peer group as the following seventeen companies: Bronco Drilling Company Inc., Dawson Geophysical Company, Geospace Technologies Corp., TGC Industries Inc., Union Drilling Inc., 8X8 Inc, Anaren Inc., Bigband Networks Inc., Cbeyond Inc., Cogent Communications Group, Communication Systems Inc., Digi International Inc., FiberTower Corp., inContact Inc, Kvh Industries Inc., Meru Networks Inc. and Shoretel Inc. We selected these companies because they were public companies of similar size and headcount serving the geographies and customer bases in which we operate and compete for senior management personnel. During early

2011, we obtained a comprehensive Cogent compensation peer group study for our named executive positions, which provided specific input on cash and equity compensation levels and ranges. See “Determining the Amount of Each Element of Compensation – Base Compensation” below.

During 2011, changes in our peer group resulted from industry consolidation where previous peer group companies were consolidated into larger entities and the larger consolidated entities no longer met our peer group criteria or data was no longer available. As such Bronco Drilling Company, Inc. and Bigband Networks were dropped from the peer group data in setting 2012 compensation levels and targets. The peer group was further adjusted during 2012 to remove FiberTower Corp. who filed for bankruptcy protection during the year. In addition during 2013, a secondary peer group was established to provide additional data to our compensation committee for 2013 base compensation levels. This peer group was selected based on industry classification, company market value, and revenue levels. This additional peer group included Approach Resources Inc., Crimson Exploration Inc., Delta Petroleum Corporation, GMX Resources Inc., Mangum Hunter Resources Corporation, Mitcham Industries Inc., Natural Gas Services Group Inc., PrimeEnergy Inc., Rex Energy, Union Drilling Inc., and Warren Resources Inc.

In December 2011, we obtained a general industry published survey providing average annual market increases in the various geographies in which we operate and compete for executives. We used the 2011 annual industry data to adjust the earlier peer group study in determining 2012 compensation levels. In March 2013, we primarily relied on annual industry data to further adjust the earlier peer group study and considered data from Equilar, Inc., which provides executive compensation information based on publically available information contained in SEC filings to provide our Compensation Committee adequate data for determining 2013 compensation levels.

Role of Chief Executive Officer in Executive Compensation Decisions

Our Compensation Committee seeks input from the CEO, when discussing the performance of and compensation levels for our named executive officers other than himself. Mr. Slaughter provides information relating to each named executive officer’s performance to support the Compensation Committee’s decision-making on executive compensation.

Our Executive Compensation Program

Compensation Objectives

Our executive compensation program is designed to encourage our executives to focus on building long-term stockholder value, maximizing growth consistent with our strategic plan and delivering strong financial results. Our executive compensation program is intended to align the interests of our named executive officers with those of our stockholders by motivating our named executive officers to achieve strong financial and operating results, as well as further our strategic growth initiatives, which we believe closely correlate to long-term stockholder value. This pay-for-performance based alignment of interests is reflected through each named executive officers’ total compensation.

Our Compensation Committee reviews our executives’ total compensation elements on an annual basis taking into consideration any changes in position or responsibilities. In the event of material changes in position, responsibilities or other factors, the Compensation Committee may consider changes in base pay during the year. Beginning with the compensation packages for 2011 in addition to changes in position or responsibilities, the Committee primarily considered:

•	peer data provided by our outside consultants
•	industry published data; and
•	internal review of the executive’s compensation, both individually and relative to other executive officers.

Compensation Philosophy

Executive base salaries are expected to be between the 25th percentile and the median for our peer group, adjusted for each individual’s education, experience, performance and potential. In addition, our executives can earn short-term incentive compensation in support of our pay-for performance philosophy. Through equity compensation, our executives have a significant portion of compensation “at risk” and accordingly have a potential for earning above the median of our peer group. “At risk” means executives will not realize value unless they meet performance goals, the majority of which are tied to Company financial, operational and strategic goals, which we believe closely correlate to long-term stockholder value creation.

Our compensation program provides for the following elements:

•	base salaries - designed to allow us to attract and retain qualified candidates in a highly competitive market;

•

short-term incentive compensation - provides additional cash compensation or bonus designed to support our pay-for-performance philosophy based on the achievement of annual financial and personal goals;

•

long-term incentive compensation - intended to reward executives for equity valued growth to align executive interests with our stockholders’ interests to grow long-term value and incentivize retention; and

•	benefits package - available to all of our employees, including our executives in the respective region.

Our Compensation Committee’s review of compensation over the long-term, targets total direct compensation (including base salary and short-term incentive cash compensation) for all named executive officers at approximately the median of compensation paid to similarly situated executives of the companies comprising our compensation peer group. As more fully described below under “Determining the Amount of Each Element of Compensation”, the Committee reviews base compensation for named executive officers compared to the 25th percentile within the median range of our peer group and available industry data. The Committee again is seeking over the long-term to place more compensation “at risk” by setting 1) base salaries and management incentive targets at or near the median and 2) awards under our 2010 Omnibus Plan above the median of our peer group.

Risk Assessment of Compensation Programs

We review our compensation programs company-wide to assess whether they encourage our employees to take unnecessary or excessive risks that could have a material adverse effect on our business. We have concluded that our programs are appropriately tailored to encourage employees to grow our business, but not incent them to do so in a way that poses unnecessary or excessive material risk to us. For example, our Management Incentive Program (“MIP”) and our long-term incentive compensation, which are our two primary performance-based compensation programs, balance each other by providing compensation that rewards short-term and long-term performance. The MIP balances risk by considering a mix of performance goals, capping the maximum payout a participant can receive and allows the Compensation Committee to determine the final amount of all bonuses, while the long-term incentive awards are equity-based awards that have four year vesting schedules to encourage a focus on long-term growth and support management retention. In addition, we have various policies, such as our clawback policy, anti-hedging policy and executive equity ownership policy that are designed to discourage undue risk-taking or manipulation of results. In addition, the MIP portion of the executives’ compensation is not so large as to encourage undue risk-taking or manipulation of results at the risk of the long-term health of our Company.

Influence of Say on Pay Results on Executive Compensation Decisions

We and our Compensation Committee are attentive to the outcome of the stockholder “Say on Pay” vote. At the Company’s 2012 annual stockholder meeting, 11,655,519 votes were cast for approval of the proposal and 1,134,500 votes were cast against approval; as such, the Committee did not change any practices or programs as a result of the 2012 meeting’s “Say on Pay” vote outcome.

During 2013, certain executive officer agreements were amended to remove a provision that would provide a gross-up payment in the event those officers would be subject to excise taxes by Section 4999 of the Internal Revenue Code.

Elements of Our Executive Compensation Program

We look at the total compensation value in determining the appropriateness of our executive remuneration program. Total compensation includes various cash and non-cash elements that offer immediate, short-term and long-term value.

Base Salary

Our Compensation Committee reviews our executives’ base salaries on an annual basis taking into consideration any changes in position or responsibilities. We utilize base salary as the primary means of compensation for performing the essential elements of an executive’s job. We believe our base salaries are set at levels between the 25th percentile and the median for our peer group, adjusted for each individual’s education, experience, performance and potential, which allow us to attract and retain executives in competitive markets.

Short-term Incentive Compensation

Our executives are eligible for short-term incentive compensation in the form of an annual cash bonus through our MIP. The MIP is intended to incentivize our executives to meet our corporate objectives and compensate them for achieving these objectives. In addition, our short-term incentive pay compensation is intended to reward and incentivize our executives for their personal performance relative to individual objectives. No bonus will be paid if the Company does not achieve at least 80.0% of the annual Adjusted EBITDA target, which we define as earnings before interest, taxes, depreciation and amortization as adjusted to exclude amounts for the impairment of goodwill, gain (loss) on retirement of property and equipment, changes in the fair value of derivatives and stock-based compensation expense. Once the bonus is determined, the CEO, for other than himself, has discretion to increase or decrease the bonus by up to 25.0% based upon the achievement of personal objectives and the CEO’s judgment of the executive’s relative contribution to results, subject to Compensation Committee and Board approval. For the CEO’s bonus opportunity, the Board has discretion to increase or decrease the bonus by as much as 25.0%. Individual payouts under the MIP cannot exceed 2.5 times target payout. Further, total short-term incentive compensation payouts for all employees as a group are limited to 5.5% of Management EBITDA for management and employee incentives, other than sales commissions.

Short-term incentive compensation is based on the following performance metrics:

•

Management EBITDA (a non-U.S. GAAP measure) which is our Adjusted EBITDA further adjusted based on budgeted exchange rates, post acquisition re-organization costs and any other centrally agreed-upon exceptional items.

•	Revenue, which we define as gross revenue less credits and uncollectible billings as reported in accordance with U.S. GAAP.

•

DSO, or Days Sales Outstanding, which we define as the average of each end-of-quarter accounts receivable balance less reserve for doubtful accounts divided by four, then divided by quarterly revenue multiplied by 365 days.

Since our financial targets are stretch targets, we believe in paying smaller bonuses if we reach at least 80.0% of our target and larger bonuses if we exceed the target level to reward performance above the target levels, up to a maximum individual amount, but unlimited as to any single metric. All 2012 financial targets were established prior to our July 5, 2012 acquisition of Nessco Group Holdings, Ltd. (“Nessco”) and as such all measurements related to target achievement were determined excluding the financial performance of Nessco.

The following multiplier table was used to determine each executive’s bonus formula:

	Target Multiplier
	Management
	EBITDA	Revenue	DSO
Target Bonus Weighting	50.0%	25.0%	25.0%

Percentage of Plan:
140%	2.000	1.400	1.400
120%	1.500	1.200	1.200
110%	1.250	1.100	1.100
105%	1.125	1.050	1.050
100%	1.000	1.000	1.000
95%	0.875	0.950	0.950
90%	0.750	0.900	0.900
80%	0.500	0.800	0.800
Less than 80%	-	-	-

See the table on page 22 of this proxy statement for the application of this matrix for 2012. If the results are between two levels the multiplier will be interpolated on a straight-line basis between those levels. For 2013, the Compensation Committee has determined that the financial targets will include measures for Management EBITDA and Revenue, weighted at 60% and 40%, respectively.

For our executives, short-term incentive compensation is based on the achievement of financial targets and further adjusted based on the achievement of personal objectives for each individual.

Long-term incentive Compensation

Long-term incentive compensation is intended to enhance our ability to retain executive talent over a longer period of time, reward long-term efforts that enhance future value of the Company, and provide executives with a form of reward that aligns their interests with those of our stockholders. Our executives may receive long-term incentive awards annually as the Compensation Committee determines consistent with the objectives described above.

Our Compensation Committee does not apply a rigid formula in allocating stock or option awards to executives as a group or to any particular executive. Instead in making awards, the Compensation Committee exercises its judgment and discretion and considers, among other things, the role and responsibility of the executive, competitive factors, personal performance, the amount of stock-based equity compensation already held by the executive, the non-equity compensation received by the executive and the total number of stock and option awards to be granted to all participants during the year.

Our 2010 Omnibus Incentive Plan permits the award of (i) incentive or non-qualified stock options, (ii) stock appreciation rights, (iii) restricted stock, (iv) restricted stock units, (v) performance stock, (vi) performance units, (vii) director awards (viii) annual cash incentive awards, (ix) cash-based awards, (x) substitution awards or (xi) other stock-based awards, as approved by the Board of Directors or its designated committee. Generally awards will vest over four years, with 25.0% of the shares vesting on each of the first, second, third and fourth year anniversary of the grant date assuming continued employment, and expire on the tenth anniversary date of the applicable award agreement, unless terminated earlier. No further awards can be made under our prior equity incentive plans.

During 2013, we are implementing a broker-assisted program to enable cashless exercise of stock options and the use of shares to satisfy tax withholding upon the vesting or exercise of shares under the plan.

Nondiscriminatory Health and Welfare Benefits

Our benefits, such as our basic health benefits, short-term and long-term disability, life insurance, and accidental death and dismemberment insurance are intended to provide a stable array of support to executives and their families throughout various stages of their careers, and these core benefits are provided to all employees based on the regional programs regardless of their individual performance levels. All U.S. employees have the option to participate in the 401(k) plan, which allows participants to defer up to 100.0% of their annual compensation, subject to the cap set by the Internal Revenue Code. Employee elective deferrals are immediately vested and nonforfeitable upon contribution to the 401(k) plan.

Perquisites

We believe in a simple, straight-forward compensation program. Consistent with the Committee’s strategy, no perquisites or other personal benefits have or are expected to exceed $10,000 annually for any of our named executive officers.

Determining the Amount of Each Element of Compensation

The amount of each element of our compensation program is determined by our Compensation Committee on an annual basis taking into consideration the results of our operations, long and short-term goals, individual goals, and the competitive market for our executives and the experience of our Compensation Committee members with similar companies and general economic factors.

Base Compensation

In 2011, we established a peer group and transitioned to a market-based pay philosophy across base pay, short-term incentive compensation and long-term equity awards. In 2012, we continued using this market-based pay philosophy and peer group with modifications under “The Compensation Setting Process – Role of the Compensation Consultant.” On March 6, 2012, our Compensation Committee evaluated data from our peer group and the published survey for average annual market increases and recommended base compensation levels and short-term incentive compensation targets effective April 1, 2012, which were approved by the Board for our named executive officers. Mr. Slaughter’s base compensation was increased 3.0% based on industry average market increases to retain his compensation at the 25th percentile of the peer group data. Mr. Jimmerson’s base compensation was increased 2.8% based on industry average market increases making his compensation at the 36th percentile compared to our peer group data, to continue to recognize his level of responsibilities managing the finances, his current workload associated with achieving financial reporting compliance for a public company, past experience and to continue to incentivize continued achievement of goals. Mr. Sutton’s base compensation was increased 3.0% based on industry average market increases to retain his compensation at the 39th percentile based on peer group data, to recognize his level of responsibilities in compliance and risk management, current workload and past experience performing these duties in a public company, as well as to incentivize continued achievement of goals. Mr. Maytorena’s base compensation was increased 2.6% to the 24th percentile based on peer group data, to recognize his importance and experience in running the operations of a large geographic region within the company and incentivize continued achievement of both financial and individual goals. For Mr. Hansen, who had not previously been a named executive officer and for whom peer group data had not been obtained, we evaluated his base compensation compared to other officer level personnel considering that he was assuming an increased level of responsibility for operations and increased his base compensation 13.1% to recognize the expansion of his responsibilities to include heading operations in addition to engineering for the company and incentivize continued achievement of both financial and individual goals.

Mr. Maytorena assumed additional responsibilities as our Vice President & General Manager, Eastern Hemisphere effective April 1, 2012 subsequent to the determination of his 2012 base compensation as discussed above. In May 2012, the Compensation Committee reevaluated his base compensation compared to other officer level personnel with our company and considered Mr. Maytorena’s larger scope of responsibility approving an additional 8.1% increase to his base compensation effective April 1, 2012.

For 2012, all targeted MIP bonus levels were retained at 2011 levels as presented in the table below, which represent the midpoint of the range of our peer group annual incentive target percentages for Messrs Slaughter, Jimmerson, and Sutton and at a level equitable for their responsibilities when compared to other officers of our Company for Messrs, Maytorena and Hansen.

Changes in base compensation during 2012 and MIP bonus results are summarized in the following table:

Name	2012 Base Salary	2011 Base Salary	2012 Target MIP Bonus Level	Computed MIP Amount, net of Pool Adjustment	Discretionary Adjustment	2012 MIP Total
Mark Slaughter	$339,900	$330,000	100.0%	$335,666	$33,566	$369,232
Martin Jimmerson	257,000	250,000	60.0%	152,352	15,235	167,587
William Sutton	242,000	235,000	60.0%	143,398	14,340	157,738
Hector Maytorena	200,000	180,250	50.0%	94,639	9,464	104,103
Morten Hagland Hansen	180,000	159,185	45.0%	78,248	7,825	86,073

Short-term Incentive Compensation

The Compensation Committee considers short-term incentive cash compensation targets and performance for our executives annually with distributions typically made during the first calendar quarter of the next year after determination of whether goals have been achieved. The Compensation Committee may adjust an executive officer’s short-term incentive cash compensation up to 25.0% based on the individual’s performance and contribution to Company results. However, individual payouts under the MIP cannot exceed 2.5 times target payout and total short-term incentive compensation payouts for all employees as a group are limited to 5.5% of Management EBITDA for management and employee incentives, other than sales commissions.

The following table summarizes the consolidated financial targets and achievement of those targets for 2012 for all named executive officers.

Name	Plan (In Millions Except DSO)	Actual (In Millions Except DSO)	Percentage of Plan	Resulting Multiplier
Consolidated Management EBITDA	$40.5	$42.8	105.8%	114.5%

Consolidated Revenue	131.3	138.3	105.3%	105.3%

Consolidated DSO	60.0	71.0	84.5%	12.7%

The percentage of plan was compared to the table described above in “Elements of Our Executive Compensation Program – Short-term Incentive Compensation” to obtain the target multiplier. The 2012 bonus formula multiplied each executive officer’s potential target bonus as a percentage of their base salary multiplied by the sum of (i) 50.0% of the consolidated Management EBITDA multiplier, plus (ii) 25.0% of the consolidated revenue multiplier and (iii) 25.0% of the consolidated DSO multiplier; except that for Mr. Maytorena the Management EBITDA, Revenue and DSO multipliers were based 70.0% upon performance results from the operational areas weighted for the period of time he managed each area and 30.0% of the consolidated multipliers. Pursuant to the Company’s bonus programs, the short-term incentive pool for all employees, including the named executive officers, was to be limited to 5.5% of Management EBITDA, which would have resulted in a 9.8% downward adjustment in all participants. However, because of the above target Management EBITDA and revenue results, the Board determined for 2012 the downward adjustment would be limited to 5.0% of the computed incentive amounts, including discretionary adjustments for all employees, including executive officers. Accordingly, every employee’s 2012 incentive payout computations, after any discretionary adjustments, were decreased by only 5.0%. The 2012 short-term incentive compensation payments before discretionary increases, net of the company-wide pool adjustment, are reported in the “Non-Equity Incentive Plan Compensation” column and discretionary increases are reported in the “Bonus” column for 2012 in the Summary Compensation Table.

The Board approved discretionary adjustments for the CEO and reviewed and concurred with the CEO’s recommended discretionary adjustments for all other named executive officers as follows. Each executive officer’s incentive payout was adjusted to 110% of their formulaic payout after the company-wide pool adjustment based upon our company’s overall financial performance, the successful completion of the Nessco acquisition and each executive’s performance in assuming additional responsibilities of our growing company.

Long-term Incentive Awards

Our Compensation Committee typically makes annual grants of equity awards to our employees in connection with its annual review of our employees’ compensation and then throughout the year our Compensation Committee evaluates grants for new hires, promotions or other changes that may warrant additional grants. We do not have any program, plan or practice to time stock or option grants in coordination with the release of material non-public information. Our Compensation Committee uses the trading price of our common stock on the date of grant as the exercise price of option grants.

Grants were made on March 7, 2012 as part of our normal annual review of equity awards and annual compensation to incentivize our executives for the long-term success of our Company. These equity awards were made consistent with our philosophy that such awards should enhance our ability to retain executives and align individual performance with the objectives of our stockholders. In determining the above awards, the number of equity awards for our named executive officers were allocated 30.0% to restricted stock awards and 70.0% to stock options. All awards vest ratably over the next four years. Total equity awards for each individual were determined as the amount that would provide a potential total compensation for 2012 approximating the 75th percentile compared to total direct compensation of our peer group for each position.

Tax and Accounting Implications

In the review and establishment of our compensation programs, we consider the anticipated accounting and tax implications to us and our executives. While we consider the applicable accounting and tax treatment of alternative forms of equity compensation, these factors alone are not dispositive, and we also consider the cash and non-cash impact of the programs and whether a program is consistent with our overall compensation philosophy and objectives.

Deductibility of Compensation and Tax Obligations

Our Compensation Committee does not have any policies concerning the payment of tax obligations on behalf of our employees. We are required by law to withhold a portion of every compensation payment we make to our employees. In the case of noncash compensation, that means either (i) we withhold a portion of the noncash compensation payment and pay cash to the appropriate tax authorities or (ii) the employees make a direct cash payment to us in lieu of our withholding a portion of the noncash compensation. All payments to or on behalf of our employees, including tax payments, are considered compensation and are evaluated by our Compensation Committee as part of our overall compensation packages.

As part of its role, the Committee reviews and considers the deductibility of executive compensation. Section 162(m) of the Internal Revenue Code imposes a limit on the amount of compensation that we may deduct in any one year with respect to the CEO and each of our next three most highly compensated named executive officers, unless specific and detailed criteria are satisfied. Performance-based compensation, as defined in the Internal Revenue Code, is fully deductible if the programs are approved by stockholders and meet other requirements. We believe that grants of equity awards under our existing stock plans qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us to receive a federal income tax deduction in connection with such awards. In general, we have determined that we will not seek to limit executive compensation so that it is deductible under Section 162(m). However, from time to time, we monitor whether it might be in our interests to structure our compensation programs to satisfy the requirements of Section 162(m). We seek to maintain flexibility in compensating our executives in a manner designed to promote our corporate goals and therefore our Compensation Committee has not adopted a policy requiring all compensation to be deductible. Our Compensation Committee will continue to assess the impact of Section 162(m) on our compensation practices and determine what further action, if any, is appropriate.

Accounting for Stock-Based Compensation

We account for stock-based payments for all awards under our 2010 Omnibus, 2006 Long-Term Incentive and the 2001 Performance Stock Option Plans in accordance with the requirements of ASC Topic 718, subtopic 10, section 10, Stock Compensation. The Committee reviews stock compensation grant date value in connection with granting equity awards.

Clawback Policy

In accordance with the requirements of the Dodd-Frank Act our MIP includes a provision that provides that in the event we are required to restate our publicly filed financial statements for any reason, the Compensation Committee will review all incentive-based compensation awarded to any executive that was based on the restated financial statements and may require that the executive return such compensation to the extent it would have been less based on the restated financial statements. We continue to monitor the rule-making actions of the SEC and NASDAQ with respect to the development, implementation, and disclosure of claw-back policies and procedures. We intend to revise our claw-back provisions/policies in the future as required by applicable law.

Policy Against Hedging

We prohibit our executive officers and directors from engaging in short-term or speculative transactions involving company securities, including activities involving short selling our securities, hedging their ownership in our securities by the purchase or sale of options of any kind, whether puts, calls or other derivative securities, purchasing of company securities in the open market on margin or pledging securities against loans or similar arrangements.

Executive Equity Ownership

We encourage our executives to hold a significant equity interest in our Company. During 2013, we adopted a policy requiring certain executives and directors to hold shares with a value equal to a multiple of their base compensation. Our CEO is now required to hold equity shares of our Company with a value of three (3) times and our CFO is required to hold one and one half (1.5) times their annual base salary. All other executive officers and Board members are required to hold shares with a value equal to their annual base compensation and annual retainers, respectively. It is expected that each director and executive officer shall attain the applicable stock ownership level within five years of his or her first becoming subject to the stock ownership guidelines, which shall be the later to occur of (i) the fifth anniversary of his or her initial election as a director or appointment as an executive officer or (ii) March 6, 2018.

SUMMARY COMPENSATION TABLE

The following table sets forth certain information with respect to the compensation paid to our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers for the years ended December 31, 2012, 2011 and 2010.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Mark Slaughter	2012	$337,425	$33,566	$201,254	$474,201	$335,666	$-	$1,382,112
Chief Executive Officer and	2011	330,000	50,000	371,528	462,050	289,955	-	1,503,533
President	2010	281,400	93,104	-	58,650	187,939	-	621,093

Martin Jimmerson	2012	255,250	15,235	106,729	251,115	152,352	-	780,681
Chief Financial Officer	2011	250,000	50,000	197,034	245,031	131,798	-	873,863
	2010	234,300	68,582	-	48,875	104,322	-	456,079

William Sutton	2012	240,250	14,340	100,323	236,042	143,398	-	734,353
Vice President, General Counsel	2011	235,000	30,000	185,206	230,325	130,410	-	810,941
and Corporate Secretary	2010	210,000	39,993	-	24,438	56,101	-	330,532

Hector Maytorena	2012	195,063	9,464	54,962	129,323	94,639	-	483,451
Vice President & General Manager,	2011	180,250	4,085	98,508	122,511	79,982	-	485,336
Eastern Hemisphere	2010	175,000	3,235	-	24,438	42,738	-	245,411

Morten Hagland Hansen	2012	174,797	7,825	64,718	65,262	78,248	-	390,850
Vice President, Business Services

(1)	Bonuses represent the sum of discretionary MIP cash bonuses based on individual performance and cash IPO success bonuses paid in both 2011 and 2010 to Messrs. Slaughter, Jimmerson and Sutton for $50,000, $50,000 and $30,000, respectively.

(2)	Reflects the aggregate grant date fair value for stock and option awards computed in accordance with FASB ASC Topic 718. Assumptions used in the determination of these amounts which represent grant date fair value are included in Note 11, Stock-Based Compensation, to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.

(3)	Non-equity incentive plan compensation reflects the Board approved cash bonuses as reviewed by the Compensation Committee based on the achievement of performance metrics under our MIP program for the year. These bonuses are paid in the month of March following the year in which they were earned.

(4)	No pension or deferred compensation plans are provided for our named executive officers. We did not provide perquisites and other personal benefits exceeding a value of $10,000 to our named executive officers.

On March 6, 2013, consistent with our market-based pay philosophy, our Compensation Committee reviewed updated peer group compensation data as discussed above under “The Compensation Setting Process – Role of Compensation Consultant” for named executive officers. Using this data and considering each executive’s responsibility related to the current size of our Company, effective April 1, 2013 base compensation levels were approved by the Board for Mr. Slaughter at $373,900 Mr. Jimmerson at $282,700 Mr. Sutton at $250,000 Mr. Maytorena at $206,000 and Mr. Hansen at $195,000. Target MIP bonus levels for each of our executive officers remained unchanged for 2013, as they generally represent the midpoint of the range our original peer group and serve to incentivize performance.

Employment Agreements

Mr. Slaughter

Effective February 20, 2012, we entered into a new employment agreement with Mark Slaughter. Under the terms of the new agreement, we agreed to employ Mr. Slaughter as the CEO and President until he or we decide to terminate his position for any reason.

Mr. Slaughter’s annual base salary was set at $330,000, subject to increase from time to time, and he is entitled to an annual target bonus of at least 100% of his annual base salary subject to the terms of our annual bonus plan and payable within four months following the end of the fiscal year to which the bonus relates.

If Mr. Slaughter’s employment is terminated for any reason, he is entitled to (i) any earned but unpaid base salary, (ii) any accrued but unused current year vacation up to a maximum of four weeks, plus up to the maximum unused carry-over of vacation provided in our written vacation policy then in effect and (iii) all unreimbursed business expenses incurred by Mr. Slaughter.

Under the agreement, if we terminate Mr. Slaughter’s employment without “cause” and other than for death or disability or Mr. Slaughter terminates his employment with us for “good reason”, he is entitled to (i) a lump sum cash severance in an amount equal to the sum of twice his then annual base salary and target bonus for the bonus period in which the termination occurs; (ii) COBRA premiums for up to 18 months, with such premiums paid to Mr. Slaughter on a fully grossed-up after-tax basis, if necessary, for Mr. Slaughter not to be subject to tax under Section 105 of the Internal Revenue Code; (iii) a pro-rated amount equal to the annual bonus that would have been paid to Mr. Slaughter had he remained employed through the end of the calendar year in which his employment terminates, to be calculated based on the level of achievement of our financial targets under the MIP at the end of the calendar year; (iv) if applicable, an amount equal to the unpaid annual bonus for the preceding calendar year that would have been paid to executive had he remained employed through the date of the bonus payments under the MIP for the prior calendar year; and (v) outplacement services not to exceed $20,000.

If Mr. Slaughter’s termination is due to death or disability, he is entitled to (i) a pro-rated amount equal to the annual bonus that would have been paid to Mr. Slaughter had he remained employed through the end of the calendar year in which his employment terminates, to be calculated based on the level of achievement of our financial targets under the MIP at the end of the calendar year and (ii) if applicable, an amount equal to the unpaid annual bonus for the preceding calendar year that would have been paid to executive had he remained employed through the date of the bonus payments under the MIP for the prior calendar year. In addition, all equity awards shall automatically vest in full and shall remain exercisable for the term specified in the applicable award agreement.

If Mr. Slaughter’s employment is terminated for good reason or his employment is terminated by us for any reason other than cause and such termination occurs within two years on or after a “change of control” as defined in Section 409A of the Internal Revenue Code (a “Change of Control”), all equity awards shall automatically vest in full and shall remain exercisable for the term specified in the applicable award agreement. In addition, if any equity award is not assumed or continued by our successor after a Change of Control, such award shall automatically vest and become exercisable and/or payable on the date of the Change of Control.

On February 11, 2013, Mr. Slaughter’s agreement was amended to remove a provision that would provide him a gross-up payment in the event any payment to Mr. Slaughter would be subject to excise taxes by Section 4999 of the Internal Revenue Code.

Mr. Slaughter is subject to restrictive covenants of noncompetition and non-solicitation for a period of 24 months from his termination date.

Under the agreement, “cause” is defined as any of the following: (i) Mr. Slaughter’s plea of guilty or nolo contendre, or conviction of a felony or a misdemeanor involving moral turpitude; (ii) any act by Mr. Slaughter of fraud or dishonesty with respect to any aspect of our business including, but not limited to, falsification of our records; (iii) Mr. Slaughter’s intentional and continued failure to perform his duties (other than by reason of an illness or a disability); (iv) intentional engagement in misconduct by Mr. Slaughter that is materially injurious to us (monetarily or otherwise); (v) Mr. Slaughter’s breach of the confidentiality, noncompetition or non-solicitation provisions of his employment agreement; (vi) commencement by Mr. Slaughter of employment with an unrelated employer; (vii) material violation by Mr. Slaughter of any of our written policies, including but not limited to any harassment and/or non-discrimination policies; (viii) Mr. Slaughter’s gross negligence in the performance of his duties; provided, however, that he would not be deemed to have been terminated for cause under clauses (ii) through (viii) above unless the determination of whether cause exists is made by a resolution duly adopted by the affirmative vote of not less than three-fourths of the entire membership of the Board (excluding Mr. Slaughter, if a member) at a meeting of the Board that was called for the purpose of considering such termination (after 15 days’ notice to Mr. Slaughter and an opportunity for Mr. Slaughter, together with Mr. Slaughter’s counsel, to be heard before the Board and, if reasonably possible, to cure the breach that is the alleged basis for cause) finding that, in the good faith opinion of the Board, Mr. Slaughter was guilty of conduct constituting cause and specifying the particulars thereof in detail.

Under the agreement, “good reason” means (i) a material adverse change in Mr. Slaughter’s position, authority, duties or responsibilities, (ii) a reduction in Mr. Slaughter’s base salary or the taking of any action by us that would materially diminish the annual bonus opportunities of Mr. Slaughter from those provided to Mr. Slaughter immediately prior to the effective date of the agreement, (iii) the relocation of the our principal executive offices by more than 50 miles from where such offices are located on the effective date of the agreement or Mr. Slaughter being based at any office other than our principal executive offices, except for travel reasonably required in the performance of Mr. Slaughter’s duties and reasonably consistent with Mr. Slaughter’s travel prior to the effective date of his agreement, (iv) a material breach of the agreement by us, or (v) the failure of a successor to us to assume the agreement.

Mr. Jimmerson

We also entered into a similar employment agreement with Mr. Jimmerson, our Chief Financial Officer, effective on March 14, 2012. In that agreement, we agreed to employ Mr. Jimmerson as the Chief Financial Officer. The agreement has all of the same terms as Mr. Slaughter’s agreement, except that Mr. Jimmerson’s initial annual base salary is set at $250,000, subject to increase from time to time, and his annual target bonus potential is at least 60.0% of his base salary. Under the agreement, if we terminate Mr. Jimmerson’s employment without “cause” and other than for death or disability or Mr. Jimmerson terminates his employment with us for “good reason”, he is entitled to the same benefits described above for Mr. Slaughter, except that his lump sum cash severance will be in an amount equal to the sum of one and a half times his then annual base salary and target bonus for the bonus period in which the termination occurs. In addition, he is subject to restrictive covenants of noncompetition and non-solicitation for a period of 18 months from his termination date. On February 11, 2013, Mr. Jimmerson’s agreement was amended to remove a provision that would provide him a gross-up payment in the event any payment to Mr. Jimmerson would be subject to excise taxes by Section 4999 of the Internal Revenue Code.

Mr. Sutton

We also entered into a similar employment agreement with Mr. Sutton, effective on March 14, 2012. In that agreement, we agreed to employ Mr. Sutton as the Vice President and General Counsel. The agreement has all of the same terms as Mr. Slaughter’s agreement, except that Mr. Sutton’s initial annual base salary is set at $235,000, subject to increase from time to time, and his annual target bonus potential is at least 60.0% of his base salary. Under the agreement, if we terminate Mr. Sutton’s employment without “cause” and other than for death or disability or Mr. Sutton terminates his employment with us for “good reason”, he is entitled to the same benefits described above for Mr. Slaughter, except that his lump sum cash severance will be in an amount equal to the sum of his then annual base salary and target bonus for the bonus period in which the termination occurs. In addition, he is subject to restrictive covenants of noncompetition and non-solicitation for a period of 12 months from his termination date.

Mr. Maytorena

We also entered into a similar employment agreement with Mr. Maytorena, effective on March 14, 2012. In that agreement, we agreed to employ Mr. Maytorena as a Vice President and General Manager. The agreement has all of the same terms as Mr. Slaughter’s agreement, except that Mr. Maytorena’s initial annual base salary is set at $180,125, subject to increase from time to time, and his annual target bonus potential is at least 50.0% of his base salary. Under the agreement, if we terminate Mr. Maytorena’s employment without “cause” and other than for death or disability or Mr. Maytorena terminates his employment with us for “good reason”, he is entitled to the same benefits described above for Mr. Slaughter, except that his lump sum cash severance will be in an amount equal to the sum of his then annual base salary and target bonus for the bonus period in which the termination occurs. In addition, he is subject to restrictive covenants of noncompetition and non-solicitation for a period of 12 months from his termination date.

Mr. Hansen

We entered into an employment agreement with Mr. Hansen, effective on February 11, 2013. In that agreement, we agreed to employ Mr. Hansen as a Vice President, Business Services at an initial annual base salary set at $180,000, subject to increase from time to time, and an annual target bonus potential of 45.0% of his base salary.

Under the agreement, if we terminate Mr. Hansen’s employment without “cause” or Mr. Hansen terminates his employment with us for “good reason” within two years on or after a “Change of Control”, he is entitled to (i) a lump sum cash severance in an amount equal to his then annual base salary; (ii) COBRA coverage for up to 12 months, with Mr. Hansen responsible for the employee portion of premiums; (iii) a pro-rated amount equal to the annual bonus that would have been paid to Mr. Hansen had he remained employed through the end of the calendar year in which his employment terminates, to be calculated based on the level of achievement of our financial targets under the MIP at the end of the calendar year; (iv) if applicable, an amount equal to the unpaid annual bonus for the preceding calendar year that would have been paid to executive had he remained employed through the date of the bonus payments under the MIP for the prior calendar year; and (v) outplacement services not to exceed $20,000. The terms of “cause”, “good reason” and “Change of Control” are defined consistent with that described under Mr. Slaughter’s agreement above.

In addition, if Mr. Hansen’s employment is terminated after a “Change of Control”, all equity awards shall automatically vest in full and shall remain exercisable for the term specified in the applicable award agreement. In addition, if any equity award is not assumed or continued by our successor after a Change of Control, such award shall automatically vest and become exercisable and/or payable on the date of the Change of Control.

2012 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts			Number of Securities Restricted Stock Awards	Option Awards		Grant Date Fair Value of Stock and Option Awards (3)
		Under Non-equity Incentive Plan				Number of Securities Underlying Options	Exercise Price Per Share (2)
		80.0% EBITDA Threshold	100.0%	250.0%
Name	Grant Date		Target Payout	Maximum (1)
Mark Slaughter	3/7/2012	$-	$-	$-	11,593			$201,254
	3/7/2012	-	-	-		50,180	$17.08	474,201
		84,356	337,425	843,563		-	-	-

Martin Jimmerson	3/7/2012	-	-	-	6,148			106,729
	3/7/2012	-	-	-		26,573	17.08	251,115
		38,288	153,150	382,875		-	-	-

William Sutton	3/7/2012	-	-	-	5,779			100,323
	3/7/2012	-	-	-		24,978	17.08	236,042
		36,038	144,150	360,375		-	-	-

Hector Maytorena	3/7/2012	-	-	-	3,166			54,962
	3/7/2012	-	-	-		13,685	17.08	129,323
		7,315	97,531	243,828		-	-	-

Morten Hagland Hansen	3/7/2012	-	-	-	3,728			64,718
	3/7/2012	-	-	-		6,906	17.08	65,262
		19,665	78,658	196,646		-	-	-

(1)	The MIP provided for cash incentive bonuses based upon each financial metric if the threshold of consolidated Adjusted EBITDA achieved 80.0% of plan/budget. The individual bonus payment is also limited to 2.5 times the target amount and further subject to a funding limit of 5.5% of Management EBITDA for all management and employee incentives, other than sales commissions, for all of our employees as a group. The amounts actually paid to the named executive officers for 2012 pursuant to the MIP are reflected in the “Summary of Compensation Table” under the “Non-Equity Incentive Plan Compensation” column.

(2)	For a discussion of our methodology in determining the fair value of our common stock see Note 11, Stock-Based Compensation, to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.

(3)	Reflects the aggregate grant date fair value for restricted stock granted in 2012 computed in accordance with FASB ASC Topic 718. Assumptions used in the determination of these amounts which represent grant date fair value are included in Note 11, Stock-Based Compensation, to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.

On March 6, 2013 as part of the executives’ approved 2013 compensation, the Committee recommended and the Board approved equity awards to our named executive officers, which consistent with prior years provides a potential total compensation for 2013 approximating the 75th percentile compared to total direct compensation of our peer group for each position. These awards vest equally over four years beginning May 1, 2014 and annually thereafter:

	Number of Securities Underlying
Name and Position	Restricted Stock Awards	Stock Option Awards
Mark Slaughter	10,217	46,425
Martin Jimmerson	5,407	24,571
William Sutton	5,092	23,137
Hector Maytorena	3,006	13,658
Morten Hagland Hansen	4,058	7,902

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2012

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options - Exercisable (1)	Number of Securities Underlying Unexercised Options - Unexercisable	Option Exercise Price	Option Expiration Date	Number of Securities that have not Vested (1)	Market Value of Securities that have not Vested (2)
Mark Slaughter	161,625	- (3)	$7.00	1/1/2017	15,219 (7)	$310,924
	12,500	- (4)	$9.65	1/1/2018	11,593 (8)	236,845
	26,250	8,750 (5)	$5.32	8/19/2019
	7,500	7,500 (6)	$8.48	1/1/2020
	11,884	35,652 (7)	$18.00	3/22/2021
	-	50,180 (8)	$17.08	3/7/2022

Martin Jimmerson	90,375	- (3)	$7.00	1/1/2017	8,071 (7)	164,885
	12,500	- (4)	$9.64	1/1/2018	6,148 (8)	125,604
	16,875	5,625 (5)	$5.32	8/19/2019
	6,250	6,250 (6)	$8.48	1/1/2020
	6,302	18,907 (7)	$18.00	3/22/2021
	-	26,573 (8)	$17.08	3/7/2022

William Sutton	10,700	- (4)	$9.64	1/1/2018	7,587 (7)	155,002
	3,888	1,562 (9)	$5.32	1/1/2019	5,779 (8)	118,065
	2,625	3,125 (6)	$8.48	1/1/2020
	5,924	17,772 (7)	$18.00	3/22/2021
	-	24,978 (8)	$17.08	3/7/2022

Hector Maytorena	6,250	- (10)	$11.00	11/5/2017	4,035 (7)	82,435
	6,250	- (4)	$9.64	1/1/2018	3,166 (8)	64,681
	4,688	1,562 (9)	$5.32	1/1/2019
	3,125	3,125 (6)	$8.48	1/1/2020
	3,151	9,453 (7)	$18.00	3/22/2021
	-	13,685 (8)	$17.08	3/7/2022

Morten Hagland Hansen	2,500	- (11)	$4.80	4/1/2015	3,406 (7)	69,585
	2,500	- (12)	$4.00	1/1/2016	3,728 (8)	76,163
	3,750	- (13)	$8.32	5/1/2017
	3,750	- (4)	$9.64	1/1/2018
	4,687	1,563 (9)	$5.32	1/1/2019
	3,125	3,125 (6)	$8.48	1/1/2020
	1,396	4,186 (7)	$18.00	3/22/2021
	-	6,906 (8)	$17.08	3/7/2022

(1)	The option and stock awards reflected in the table above, except the options awarded prior to January 1, 2007, vest as to one-fourth of the total number of shares on the first, second, third and fourth year anniversary of the date of award specified in the award agreement.
(2)	Based on the closing price of our common stock on December 31, 2012 of $20.43.
(3)	The date of the award was January 1, 2007.
(4)	The date of the award was January 1, 2008.
(5)	The date of the award was August 19, 2009.
(6)	The date of the award was January 1, 2010.
(7)	The date of the award was March 22, 2011.
(8)	The date of the award was March 7, 2012.
(9)	The date of the award was January 1, 2009.
(10)	The date of the award was November 5, 2007.

(11)	The date of the award was April 1, 2005, which one forth vested immediately, and on the first, second and third year anniversary of the date of award specified in the award agreement.
(12)	The date of the award was January 1, 2006 which one forth vested immediately and on the first, second and third year anniversary of the date of award specified in the award agreement.
(13)	The date of the award was May 1, 2007.

OPTION EXERCISES AND VESTING OF RESTRICTED STOCK

The following table contains information about the exercise of stock options by, and vesting of restricted stock for our executive officers during 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (2)	Value Realized on Vesting (3)
Mark Slaughter	31,500	$389,157	5,071	$90,669
Martin Jimmerson	20,000	240,862	2,690	48,097
William Sutton	3,100	28,200	2,528	45,201
Hector Maytorena	-	-	1,345	24,049
Morten Hagland Hansen	-	-	1,135	20,294

(1)	Value realized on exercise represents the difference between the sales price obtained on the sale of shares and the exercise price per share, multiplied by the number of shares sold in each exercise transaction.
(2)	The number of shares acquired on vesting reflects the gross number of shares acquired absent netting of shares surrendered to satisfy tax withholding requirements.
(3)	Value represents the closing price per share of our stock on the vesting date, multiplied by the gross number of shares vested.

PENSION BENEFITS

We do not provide pension benefits for our named executive officers or other employees. Retirement benefits are provided through the Savings Plan discussed below.

NON-QUALIFIED DEFERRED COMPENSATION

We do not have a non-qualified deferred compensation plan and as such, no compensation has been deferred by our named executive officers or our other employees. The Savings Plan is a 401(k) deferred compensation arrangement and a qualified plan under section 401(a) of the Internal Revenue Code (the “Code”).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Payments Made Upon Termination

Regardless of the manner in which an executive officer’s employment terminates, the executive will be entitled to receive amounts earned (but unpaid) during his term of employment. Such amounts include:

•	earned, but unpaid base salary;
•	target non-equity incentive compensation earned during the fiscal year;
•	unpaid non-equity compensation for the preceding year;
•	unused vacation pay; and
•	amounts contributed and vested through our Savings Plan.

If provided for in the executive’s employment agreement and their separation is the result of death or “Disability”, the executive or his or her estate shall receive the above benefits, any long-term disability benefits and all unexercisable equity awards shall immediately vest and become exercisable.

The employment agreements with each of our executives also provide certain benefits if their employment is terminated under various circumstances. See above under “Employment Agreements” for a description of those circumstances and the benefits to which the named executive officers are entitled.

Excise Taxes

During 2013, certain executive officer agreements were amended to remove a provision that would provide a gross-up payment in the event those officers would be subject to excise taxes by Section 4999 of the Internal Revenue Code. Accordingly, for all named executive officers if any benefits payable or otherwise provided under each named executive officer’s employment agreement would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), we will not pay or otherwise reimburse the executive for, such Excise Tax and any related taxes, fees or penalties thereon.

Quantification of Payments on Termination

The chart below reflects the amount of compensation to each of our named executive officers in the event of termination of such executive’s employment pursuant to his employment agreement and our stock compensation plans. The amount of compensation payable to each executive officer upon voluntary termination with “Good Reason,” involuntary termination other than for “Cause,” termination following a “Change of Control” and the occurrence of the “Disability” or death of the executive is shown below. The amounts shown are calculated assuming that such termination was effective as of December 31, 2012, and thus include amounts earned through such time (other than amounts payable pursuant to our Savings Plan) and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out may only be determined at the time of the executive’s actual separation from us. For Mr. Hansen the amounts below were calculated assuming that his new employment agreement described above under “Employment Agreements” was effective as of December 31, 2012.

POST EMPLOYMENT COMPENSATION TABLE

Name	Severance Payment	Early Vesting of Equity Awards (1)	Health & Welfare Benefits (2)	Total Benefit

Mark Slaughter
Change of Control	$1,744,588	$1,024,344	$52,939	$2,821,871
Other than Cause or for Good Reason (3)	1,744,588	-	52,939	1,797,527
Disability or Death	389,938	1,024,344	-	1,414,282

Martin Jimmerson
Change of Control	803,272	585,133	53,161	1,441,566
Other than Cause or for Good Reason (3)	803,272	-	53,161	856,433
Disability or Death	188,047	585,133	-	773,180

William Sutton
Change of Control	563,157	460,875	53,161	1,077,193
Other than Cause or for Good Reason (3)	563,157	-	53,161	616,318
Disability or Death	177,007	460,875	-	637,882

Hector Maytorena
Change of Control	411,767	276,878	53,161	741,806
Other than Cause or for Good Reason (3)	411,767	-	53,161	464,928
Disability or Death	112,147	276,878	-	389,025

Morten Hagland Hansen
Change of Control	271,281	240,015	20,000	531,296
Other than Cause or for Good Reason (3)	271,281	-	20,000	291,281
Disability or Death	14,118	-	-	14,118

(1)	See the table Outstanding Equity Awards as of December 31, 2012 presented earlier in this section of the proxy.
(2)	This column includes any applicable Cobra premiums paid for the executive and 20,000 in outplacement services.
(3)	Termination assumes there has not been a change of control event within the prior two years.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted By:

Compensation Committee

Keith Olsen, Chairman

Charles L. Davis

Kevin Neveu

Kevin J. O’Hara

This Report of the Compensation Committee is not “soliciting material” and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Act of 1934, as amended, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The table below sets forth the following information as of the end of December 31, 2012 for (i) all compensation plans previously approved by our stockholders and (ii) all compensation plans not previously approved by our stockholders.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of such outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (1)

Equity compensation plans approved by security holders	1,016,608	$11.27	2,353,828

Equity compensation plans not approved by security holders	-	-	-

Total	1,016,608	$11.27	2,353,828

(1)	Represents shares available under the 2010 Omnibus Incentive Plan. No additional shares will be awarded the RigNet, Inc. 2006 Long-Term Incentive Plan or the RigNet Inc. 2001 Performance Stock Option Plan.

In addition to our 2010 Omnibus Incentive Plan, we maintain the RigNet, Inc. 2006 Long-Term Incentive Plan and the RigNet Inc. 2001 Performance Stock Option Plan, both of which were previously approved by our stockholders in connection with their adoption prior to our IPO. We do not maintain any equity compensation plans that have not been approved by our stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 14, 2013, the number of shares beneficially owned by: (i) each person who is known to us to beneficially own more than 5.0% of a class of shares; (ii) the current directors and nominees of our Board of Directors; (iii) each named executive officer included in the Summary Compensation Table; and (iv) all current directors and named executive officers as a group. We obtained certain information in the table from filings made with the SEC. Unless otherwise noted in the footnotes to the table below, to our knowledge each beneficial owner has sole voting power and sole investment power, subject to community property laws for individuals that may apply to create shared voting and investment power. Unless indicated in the footnotes below, the address of each beneficial owner is c/o RigNet, Inc., 1880 S. Dairy Ashford, Suite 300, Houston, Texas 77077-4760.

Except as otherwise noted in the table below, we calculated the percentage of shares outstanding based on 15,821,999 shares of common stock outstanding on March 14, 2013. In accordance with SEC regulations, we also include (1) shares subject to options that are currently exercisable or will become exercisable within 60 days of March 14, 2013, and (2) shares issuable upon settlement of restricted stock units that are vested, or will become vested within 60 days of March 14, 2013. Those shares are deemed to be outstanding and beneficially owned by the person holding such option or restricted stock unit for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Security Ownership Table

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5.0% Stockholders:
Energy Growth AS (1)	4,883,010	29.3%
Altira Group LLC (2)	2,490,249	15.4%
T. Rowe Price Associates, Inc. (3)	1,929,123	12.2%

Named Executive Officers:
Mark Slaughter (4)	295,275	1.8%
Martin Jimmerson (5)	178,522	1.1%
William Sutton (6)	56,380	*
Hector Maytorena (7)	42,724	*
Morten Hagland Hansen (8)	40,283	*

Non-Employee Directors:
James H. Browning (9)	7,979	*
Charles L. Davis (10)	63,719	*
Ditlef de Vibe (11)	5,957	*
Kevin Mulloy (12)	3,778	*
Kevin Neveu (9)	21,979	*
Kevin J. O’Hara (9)	7,979	*
Keith Olsen (9)	6,238	*
Brent K. Whittington (9)	7,979	*

All of our directors and executive officers as a group (13 persons)	738,792	4.5%

*	Less than 1.0% of class

(1)	Based on Amendment No. 1 to Schedule 13G filed with the SEC on February 8, 2012, Energy Growth AS owns the shares. Includes 833,319 shares of common stock subject to warrants which are exercisable as of December 31, 2011. The address of Energy Growth AS is c/o Cubera Private Equity AS, Tordenskioldsgate 6B, N-0160 Oslo, Norway.

(2)

Based on Amendment No. 1 to Schedule 13G filed with the SEC on February 8, 2012 adjusted for the subsequent Form 4 filed during 2013, Altira Group LLC (“AG”) reports the beneficial ownership of 2,123,090 shares plus 367,158 shares of stock subject to warrants which are exercisable within 60 days of March 14, 2013. Of those shares, 1,256,949 shares are held by Altira Technology Fund IV L.P. (“ATF IV”), which includes 367,158 shares issuable upon the conversion of warrants, and 1,233,299 shares are held by Altira Technology Fund III LLC (“ATF III”). AG is the general partner of ATF III and the managing member of Altira Management IV LLC (“AM IV”), the general partner of ATF IV, and may be deemed to have sole voting power with respect to such shares, except AM IV, the general partner of ATF IV, may be deemed to have sole power to vote these shares, and Dirk W. McDermott, the managing member of AG, may be deemed to have sole voting power with respect to such shares. The address for each such reporting person is 1675 Broadway, Suite 2400, Denver, Colorado 80202.

(3)	Based on Amendment No. 3 to Schedule 13G filed with the SEC on February 7, 2013, T. Rowe Price Associates, Inc. reported that it had sole dispositive power as to all such shares, but only sole voting power with respect to 244,124 of such shares. T. Rowe Price New Horizons Fund, Inc. reported that it had sole voting power with respect to 1,354,841 of such shares. The address of T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc. is 100 East Pratt Street, Baltimore, Maryland 21202.

(4)	Includes 257,479 shares of stock subject to options and warrants which are exercisable within 60 days of March 14, 2013. Also includes 8,488 shares of stock and 29,058 shares of restricted stock. Also includes 125 shares of stock owned by Kristen Slaughter, who is Mr. Slaughter’s daughter, and 125 shares of stock owned by Leslie Slaughter, who is Mr. Slaughter’s daughter. Mr. Slaughter disclaims beneficial ownership of the shares owned by Kristen Slaughter and Leslie Slaughter.

(5)	Includes 157,400 shares of stock subject to options and warrants which are exercisable within 60 days of March 14, 2013. Also includes 5,723 shares of common stock and 15,399 shares of restricted stock.

(6)	Includes 36,469 shares of stock subject to options which are exercisable within 60 days of March 14, 2013. Also includes 5,425 shares of common stock and 14,486 shares of restricted stock.

(7)	Includes 31,585 shares of stock subject to options which are exercisable within 60 days of March 14, 2013. Also includes 3,068 shares of common stock and 8,071 shares of restricted stock.

(8)	Includes 27,956 shares of stock subject to options which are exercisable within 60 days of March 14, 2013. Also includes 3,202 shares of common stock and 9,125 shares of restricted stock.

(9)	Includes 4,904 shares of restricted stock.

(10)	Includes 4,904 shares of restricted stock and 4,682 shares of common stock owned by SMH Private Equity Group II, LP. Mr. David is a manager of SMH PEG Management II, LLC, which is the general partner of SMH Private Equity Group II, LP, and may vote or sell securities owned by SMH Private Equity Group II, LP. Mr. Davis disclaims beneficial ownership of the shares owned by SMH Private Equity Group II, LP and SMH PEG Management II, LLC, except to the extent of any pecuniary interest therein.

(11)	Includes 4,560 shares of restricted stock.

(12)	Consists of 3,778 shares of restricted stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our named executive officers and directors and persons who beneficially own more than ten percent of our common stock to file reports of ownership and changes in ownership concerning our common stock with the SEC and to furnish us with copies of all Section 16(a) forms they file. Based solely upon our review of the Section 16(a) filings that have been received by us and representations made to us by our executive officers and directors, we believe that all filings required to be made under Section 16(a) during 2012 were made timely, except the filings reporting the vesting of certain restricted shares of our executive officers which was filed 28 days late, a filing by Mr. Sutton which was filed one day late and a filing by Mr. Davis which was filed four days late.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Precision Drilling Corporation

One of our directors, Kevin Neveu, is the Chief Executive Officer of Precision Drilling Corporation. We received an aggregate of approximately $1.5 million in 2012 and approximately $0.9 million in 2011 from Precision Drilling Corporation for services performed by us in the ordinary course of business.

Review and Approval of Related Party Transactions

Under our code of business conduct and ethics, our employees, officers and directors are discouraged from entering into any transaction that may cause a conflict of interest for us. In addition, they must report any potential conflict of interest, including related party transactions, to their managers or our general counsel who then reviews and summarizes the proposed transaction for our Audit Committee. Pursuant to its charter, our Audit Committee must then approve any related-party transactions, including those transactions involving our directors. In approving or rejecting such proposed transactions, the Audit Committee considers the relevant facts and circumstances available and deemed relevant to the Audit Committee, including the material terms of the transactions, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence. Our Audit Committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion. A copy of our code of business conduct and ethics and Audit Committee charter may be found at our corporate website http://investor.rig.net/governance.cfm upon the completion of this offering.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2014 ANNUAL MEETING OF THE

STOCKHOLDERS

Any stockholder who intends to present a proposal for inclusion in our 2014 proxy statement and form of proxy must submit the proposal, in writing, so that our Corporate Secretary receives it at our principal executive offices, located at 1880 S. Dairy Ashford, Suite 300, Houston, Texas 77077-4760, by November 25, 2013, which is 120 days prior to the one year anniversary of the date this proxy statement is being sent to our stockholders. Any stockholder who wishes to bring a proposal or nominate a person for election to our Board of Directors at the 2014 Annual Meeting of Stockholders must provide written notice of the proposal or nomination to our Corporate Secretary, at our principal executive offices, between January 2, 2014 and February 1, 2014, which is 90 to 120 days prior to the one year anniversary of the upcoming Annual Meeting. In addition, our stockholders must comply with the requirements of the SEC related to nominations and stockholder proposals and the procedural requirements in our bylaws, which stockholders can obtain from us upon request and which are also on file with the SEC or available on our website at http:// investor.rig.net.

Our bylaws provide that if a stockholder wishes to nominate a person for election as director (which is separate from simply recommending someone to be considered by our Corporate Governance and Nominating Committee for inclusion on the Company’s slate of directors) or to propose other business to be considered at one of our annual meetings of stockholders, that stockholder must follow the procedures contained in our bylaws and satisfy the requirements of Regulation 14A of the Securities Exchange Act of 1934. The stockholder proposing such business or making such nomination must be a stockholder of record of our Company on the date the nomination is delivered to our Corporate Secretary and at the time of our annual meeting and be entitled to vote at the annual meeting. The proposal or nomination must be received by our Corporate Secretary at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, except that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business 120 days prior to the annual meeting and no later than 90 days prior to such annual meeting or 10 days following our first public announcement of the date of the annual meeting. In addition, if the number of directors to be elected to our Board of Directors at an annual meeting is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s nomination shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to our Corporate Secretary at our principal executive offices not later than the close of business on the 10th day following the day on which we first make such public announcement. These time periods are designed to allow us time to adequately consider all proposals and nominees.

To be considered, each nomination must include the following information:

•

all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

•	the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

•

a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the nominating stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert with them, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with him, on the other hand, including, all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any of their respective affiliates or associates or persons acting in concert with any such person, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant;

•

a written questionnaire with respect to the background and qualification of the nominee and the background of any other person or entity on whose behalf the nomination is being made, the form of which questionnaire will be provided by our Corporate Secretary upon written request; and

•

a written representation and agreement, in the form provided by our Corporate Secretary upon written request, that the nominee is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how the nominee, if elected as a director, will act or vote on any issue or question that has not been disclosed to us or that could limit or interfere with the nominee’s ability to comply, if elected as a director, with the nominee’s fiduciary duties under applicable law, is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than us with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as our director that has not been disclosed to us, and in the nominee’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as our director, and will comply with all of our applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock trading policies and guidelines.

To be considered, proposals for business to be considered by our stockholders at an annual meeting, other than the nomination of persons for election as directors, must include the following information:

•	a brief description of the business desired to be brought before the annual meeting;

•	the reasons for conducting such business at the annual meeting;

•

the text of the proposal or business, including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend our Bylaws, the language of the proposed amendment;

•	any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made;

•

a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons, including their names, in connection with the proposal of such business by such stockholder; and

•	as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

—	the name and address of such stockholder, as they appear on our books, and of such beneficial owner, if any,

—	the class or series and number of shares of our capital stock that are, directly or indirectly, owned beneficially and of record by such stockholder and by such beneficial owner,

—	any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of our capital stock, whether or not such instrument or right shall be subject to settlement in the underlying class or series of our capital or otherwise directly or indirectly owned beneficially by such stockholder and by such beneficial owner, if any,

—	any other direct or indirect opportunity held or owned beneficially by such stockholder and by such beneficial owner, if any, to profit or share in any profit derived from any increase or decrease in the value of our shares,

—	any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or beneficial owner, if any, has a right to vote any shares of any of our securities,

—	any short interest in any of our securities,

—	any right to dividends on our shares of capital stock owned beneficially by such stockholder or such beneficial owner, if any, which right is separated or separable from the underlying shares,

—	any proportionate interest in shares of our capital stock or derivative instrument held, directly or indirectly, by a general or limited partnership in which such stockholder or such beneficial owner, if any, is a general partner or with respect to which such stockholder or such beneficial owner, if any, directly or indirectly, beneficially owns an interest in a general partner, and

—	any performance-related fees, other than an asset-based fee, to which such stockholder or such beneficial owner, if any, is entitled to based on any increase or decrease in the value of our shares or derivative instruments, if any, in each case with respect to the information required to be included in the notice.

Such information must include any such interests held by members of such stockholder’s or such beneficial owner’s immediate family sharing the same household. All such information must be supplemented by such stockholder and such beneficial owner, if any, not later than 10 days after the record date for the annual meeting to disclose such ownership as of the record date, 10 days before the annual meeting date, and immediately prior to the commencement of the annual meeting, by delivery of such supplemented information to our Corporate Secretary. Such information shall also include any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or elect the nominee or otherwise to solicit proxies from stockholders in support of such proposal or nomination.

The proposing stockholder must also include such other information as we may reasonably require or that is otherwise reasonably necessary to determine the eligibility of such proposed nominee to serve as a director of our Company, to determine whether such nominee qualifies as an “independent director” or “audit committee financial expert” under applicable law, securities exchange rule or regulation, or any of our publicly-disclosed corporate governance guidelines or committee charters; including our policy governing director qualifications and nominations, and that could be material to a reasonable stockholder’s understanding of the independence and qualifications, or lack thereof, of such nominee.

WHERE YOU MAY FIND MORE INFORMATION ABOUT US

We file annual, quarterly and current reports and proxy statements with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov. You may also read and copy any document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges. We maintain a website at http:// investor.rig.net, where we post our SEC filings.

You may request copies of our filings, including any documents incorporated by reference in this proxy statement as described below, without charge, by calling our Investor Relations representative at (281) 674-0100 or write to Investor Relations, 1880 S. Dairy Ashford, Suite 300, Houston, Texas 77077-4760.

If you would like to request documents from us, please do so at least five business days before the date of the Annual Meeting in order to receive timely delivery of the documents before the Annual Meeting. If you request any incorporated documents from us, we will mail them to you by first class mail or other equally prompt means within one business day of receipt of your request, provided that we will not mail any exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares at the Annual Meeting. We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in this proxy statement.

The information contained in this document or any document incorporated by reference herein speaks only as of the date indicated on the cover of this document or the document incorporated by reference unless the information specifically indicates that another date applies.

OTHER MATTERS FOR 2013 ANNUAL MEETING

As of the date of this proxy statement, our Board of Directors knows of no matters to be acted upon at the Annual Meeting other than the proposals included in the accompanying notice and described in this proxy statement. If any other matter requiring a vote of stockholders arises, including a question of adjourning the Annual Meeting, the persons named as proxies in the accompanying proxy card will have the discretion to vote thereon according to their best judgment of what they consider to be in the best interests of our Company. The accompanying proxy card confers discretionary authority to take action with respect to any additional matters that may come before the Annual Meeting or any adjournment or postponement thereof.

PROPOSAL ONE: ELECTION OF DIRECTORS

Members of our Board of Directors are elected each year at the annual meeting of stockholders. All of our current Board members have been nominated to stand for re-election at the Annual Meeting. Our Corporate Governance and Nominating Committee, consisting solely of independent directors, as determined by our Board of Directors recommended the directors for nomination by our full Board of Directors. Based on that recommendation, our Board of Directors has nominated nine directors for election at the Annual Meeting.

Nominees

The following nine directors have all been nominated to serve on our Board of Directors until the 2014 Annual Meeting of Stockholders: Mark B. Slaughter, James H. Browning, Charles L. Davis, Ditlef deVibe, Kevin Mulloy, Kevin Neveu, Kevin J. O’Hara, Keith Olsen, and Brent K. Whittington. Each of the nominees has consented to serve as a director if so elected. Each nominee who is elected to our Board of Directors will serve in such capacity until his term expires or his successor has been duly elected and qualified or, if earlier, until such director dies, resigns or is removed.

Directors will be elected by a plurality of the votes cast by the share of common stock present in person or represented by proxy at the Annual Meeting. As a result, the nine nominees with the most votes will be elected. Broker non-votes will have no effect on the outcome of the election of directors.

Our Board recommends that you vote

“FOR” the election of each of the nominated directors.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has selected Deloitte & Touche LLP, an independent registered public accounting firm, to audit our consolidated financial statements for fiscal year 2013. Deloitte & Touche LLP has served as our independent registered public accounting firm since 2007. We are asking the stockholders to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013. Deloitte & Touche LLP was selected by the Audit Committee in accordance with its charter.

The submission of this matter for ratification by stockholders is not legally required; however, the Audit Committee and Board of Directors believe that such submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback on an important issue of corporate governance. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. The Audit Committee continually monitors the services and fees of the independent registered public accounting firm and even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our Company and our stockholders.

The Audit Committee has approved all services provided by Deloitte & Touche LLP. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions you may ask.

Fees Paid to Independent Registered Public Accounting Firm

The following table reflects fees for professional audit services rendered by Deloitte & Touche LLP for (i) the audit of our financial statements for the years ended December 31, 2012 and 2011; and (ii) fees billed for other services rendered by Deloitte & Touche LLP.

	2012	2011
Audit Fees (1)	$1,205,000	$945,000
Audit Related Fees (2)	-	30,000
Tax Fees (3)	603,000	332,030
All Other Fees	-	-

Total	$1,808,000	$1,307,030

(1)	Audit Fees for 2012 and 2011 consist of professional services and related expenses for the review of interim financial statements and the audit of our annual financial statements.

(2)	Audit Related Fees for 2011include issuance of the auditors’ consent included in our S-3.

(3)	Tax Fees include professional services for tax return preparation, uncertain tax position implementation, tax advisory services and income tax audit support.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

Pursuant to its charter, the Audit Committee of our Board of Directors is responsible for reviewing and approving, in advance, any audit and any permissible non-audit engagement between the Company and its independent auditors. Deloitte & Touche LLP’s engagement to conduct the audit of RigNet, Inc. for fiscal 2012 was approved by the Audit Committee on May 7, 2012. All of the services covered under the caption “Audit Related Fees”, “Tax Fees” and “All Other Fees” were approved by the Audit Committee and none were provided under the de minimis exception of Section 10A of the Securities Exchange Act of 1934, as amended.

We have been advised by Deloitte & Touche LLP that substantially all of the work done in conjunction with its 2012 audit of the Company’s financial statements for the most recently completed fiscal year was performed by full-time employees and partners of Deloitte & Touche LLP. The Audit Committee has determined that the provisions of services rendered for all other fees, as described above, is compatible with maintaining independence of Deloitte & Touche LLP.

Proposal No. 2 must be approved by a majority of the votes cast on the proposal. Broker non-votes will not affect the outcome of the vote on this proposal but abstentions have the same effect as a vote against this proposal under Delaware law. If the selection of Deloitte & Touche LLP is not ratified accordingly, our Board of Directors will consider whether we should select another independent registered public accounting firm.

Our Board recommends that you vote

“FOR” the ratification of Independent Public Accountants

PROPOSAL 3: ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

At the Annual Meeting, the stockholders will vote on a non-binding, advisory resolution regarding the compensation of the Company’s named executive officers.

We believe that our compensation policies and procedures are competitive, focused on pay-for-performance and strongly aligned with the long-term interests of our stockholders. This advisory stockholder vote, commonly known as “Say-on-Pay,” gives you as a stockholder the opportunity to express approval or withhold approval of the compensation we pay our named executive officers through voting for or against the following resolution:

“Resolved, that the stockholders approve the compensation of the Company’s named executive officers as disclosed in the Company’s 2013 proxy statement, which includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other executive compensation tables and related discussion.”

The Company and the Compensation Committee remain committed to the compensation philosophy, policies and objectives outlined under the heading “Compensation Discussion and Analysis” in this proxy statement. As always, the Compensation Committee will continue to review all elements of the executive compensation program and take any steps it deems necessary to continue to fulfill the objectives of the program.

Stockholders are encouraged to carefully review the “Compensation Discussion and Analysis” section of this proxy statement for a detailed discussion of the Company’s executive compensation program.

Because your vote is advisory, it will not be binding upon the Company or the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

This proposal must be approved by the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal. Abstentions with respect to the approval of this proposal will have the effect of a vote against this proposal. Broker non-votes will not be counted for the purpose of determining the number of votes necessary for approval of this proposal.

Our Board recommends that you vote

“FOR” the resolution to approve on an advisory basis

the compensation of RigNet’s named executive officers.

RigNet

ANNUAL MEETING OF STOCKHOLDERS OF RIGNET, INC.

	For	Withhold	Directors Recommend
01 James H. Browning	☐	☐	For
02 Charles L. Davis	☐	☐	For
03 Kevin Mulloy	☐	☐	For
04 Kevin Neveu	☐	☐	For
05 Kevin J. O'Hara	☐	☐	For
06 Keith Olsen	☐	☐	For
07 Mark B. Slaughter	☐	☐	For
08 Brent K. Whittington	☐	☐	For
09 Ditlef de Vibe	☐	☐	For

Please Sign Here ____________ Please Date Above ____________

Please Sign Here ____________ Please Date Above ____________

← Please separate carefully at the perforation and return just this portion in the envelope provided. ←

RigNet

VOTED BY:

INTERNET

Go To
www.proxypush.com/rnet
- Cast your vote online.
- View Meeting Documents.

OR

TELEPHONE

866-870-4659
- Use any touch-tone telephone.
- **Have your Proxy Card/Voting Instruction Form ready.**
- Follow the simple recorded instructions.

OR

MAIL
- Mark, sign and date your Proxy Card/Voting Instruction Form.
- Detach your Proxy Card/Voting Instruction Form.
- Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

PROXY TABULATOR FOR

RigNet, Inc.
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

ANNUAL MEETING OF STOCKHOLDERS OF RIGNET, INC. Annual Meeting of Stockholders of RigNet, Inc. Date: MAY 2, 2013 to be held on Thursday, May 2, 2013 Time: 10:00 A.M. (Central Daylight Time) for Holders of Record as of March 14, 2013 Place: Holiday Inn, 1112 Eldridge Parkway, Houston, Texas 77077 This proxy is being solicited on behalf of the Board of Directors Please make your marks like this: Use dark black pencil or pen only Board of Directors Recommends a Vote FOR proposals 1, 2, 3 and 4, . VOTED BY: INTERNET TELEPHONE each of which has been proposed by the Company. Call provided Go www To .proxypush.com/rnet 866-870-4659 1: Election of nine directors to hold ofFIce until the next annual meeting of Cast vote online Use any touch-tone telephone. stockholders and until their respective successors shall have been duly your . OR Have your Proxy Card/Voting Instruction Form ready. View Meeting Documents. elected and qualified. Follow the simple recorded instructions. Directors envelope MAIL Recommend For Withholdthe OR Mark, sign and date your Proxy Card/Voting Instruction Form. 01 James H. Browning For in Detach your Proxy Card/Voting Instruction Form. 02 Charles L. Davis For Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided. 03 Kevin Mulloy For portion 04 Kevin Neveu Forthis The undersigned hereby appoints Mark Slaughter, Martin Jimmerson and William Sutton, jointly and severally, as the undersigned’s proxy or proxies, each with full power of substitution and to act without the other, to vote in the manner 05 Kevin J. O’Hara Forjust directed herein all shares of common stock of RigNet, Inc. which the undersigned is entitled to vote at the annual 06 Keith Olsen For meeting of stockholders to be held at the Holiday Inn, 1112 Eldridge Parkway, Houston, Texas 77077 on Thursday, 07 Mark B. Slaughter For May 2, 2013, at 10:00 a.m., Central Daylight time, and any postponements or adjournments thereof, as fully as the return undersigned could if personally present, revoking any proxy or proxies heretofore given. 08 Brent K. Whittington For THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION 09 Ditlef de Vibe Forand IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSALS IN ITEMS 2, 3 AND AUTHORITY WILL BE DEEMED GRANTED UNDER ITEM 4. For Against Abstain All votes must be received by 5:00 P.M., Eastern Time, May 1, 2013. 2: To ratify the selection of Deloitte & Touche For perforation LLP as the Company’s Independent the Registered Public Accounting Firm for the fiscal year ending December 31, 2013. at 3: Approve, as an advisory vote, the For compensation of named executive officers. carefully 4: to In their vote upon discretion, such other the proxies matters are as authorized may PROXY TABULATOR FOR properly any postponements come before or the adjournments annual meeting thereof or . RigNet, Inc. separate P.O. BOX 8016 Please CARY, NC 27512-9903 Authorized Signatures - This section must be completed for your Instructions to be executed. EVENT # Please Sign Here Please Date Above CLIENT # Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Proxy — RigNet, Inc. Annual Meeting of Stockholders May 2, 2013, 10:00 a.m. (Central Daylight Time) This Proxy is Solicited on Behalf of the Board of Directors The undersigned hereby appoints Mark Slaughter, Martin Jimmerson and William Sutton, jointly and severally, as the undersigned’s proxy or proxies, each with full power of substitution and to act without the other, to vote in the manner directed herein all shares of common stock of RigNet, Inc. which the undersigned is entitled to vote at the annual meeting of stockholders to be held at the Holiday Inn, 1112 Eldridge Parkway, Houston, Texas 77077 on Thursday, May 2, 2013, at 10:00 a.m., Central Daylight time, and any postponements or adjournments thereof, as fully as the undersigned could if personally present, revoking any Please proxy or proxies heretofore given. separate The purpose of the Annual Meeting is to take action on the following: 1. Proposal 1; the election of 9 directors. 2. Proposal 2; the ratication of the appointment of Deloitte & Touche as the carefully Company’s independent registered public accounting firm for the fiscal year at ending December 31, 2013. the 3. Proposal 3; an advisory vote to approve the compensation of the Company’s named executive officers. 4. Consider any other business as may properly come before the Annual perforation Meeting or any adjournment or postponement of the Annual Meeting. and The (Nine) directors up for re-election are: (James H. Browning, Charles L. Davis, Kevin Mulloy, Kevin Neveu, Kevin J. O’Hara, Keith Olsen, Mark B. Slaughter, return Brent K. Whittington and Ditlef de Vibe). just this The Board of Directors of the Company recommends a vote “FOR” all nominees for director and “FOR” each proposal. portion This proxy, when properly executed, will be voted in the manner directed in herein. If no direction is made, this proxy will be voted “FOR” all nominees the for director and “FOR” each proposal. In their discretion, the proxies named above are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement envelope thereof. You are encouraged to specify your choice by marking the appropriate box provided (SEE REVERSE SIDE) but you need not mark any box if you wish to vote . in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card. To attend the meeting and vote your shares in person, please mark this box.